Exhibit 10.1

SEPARATION AGREEMENT

DATED AS OF JULY 18, 2012

BY AND BETWEEN

PPG INDUSTRIES, INC.

and

EAGLE SPINCO INC.

- i -

- ii -

SCHEDULES

Schedule 1.16	–	Calcasieu Estuary
Schedule 1.45	–	Natrium Excess Land
Schedule 1.63	–	Shared Contracts
Schedule 1.87	–	TCI Value
Schedule 2.1	–	Plan of Reorganization
Schedule 2.4(a)(ii)	–	Schedule of Spinco Active Sites
Schedule 2.4(a)(iii)(1)	–	Schedule of Spinco Entity Interests
Schedule 2.4(a)(iii)(2)	–	Schedule of Third-Party Equity Interests
Schedule 2.4(a)(vi)	–	Schedule of Registrable IP
Schedule 2.4(a)(xiii)	–	Schedule of Actions
Schedule 2.4(a)(xiv)	–	Schedule of Tangible Personal Property
Schedule 2.4(b)(i)	–	Schedule of Excluded IP Assets
Schedule 2.4(b)(vi)	–	Schedule of Excluded Spinco Sites
Schedule 2.4(b)(ix)	–	Schedule of Excluded Assets
Schedule 2.5(a)(xix)	–	Schedule of Spinco Liabilities
Schedule 2.5(b)(ii)	–	Schedule of Ohio River/Calcasieu Estuary Liabilities
Schedule 2.5(b)(ix)	–	Schedule of Obligations relating to Asbestos
Schedule 2.5(b)(x)	–	Schedule Relating to Other Claims
Schedule 2.6(b)(i)	–	Schedule of Intercompany Agreements Not To Be Terminated
Schedule 2.6(c)	–	Plan for Intercompany Accounts
Schedule 2.7(e)	–	Transfer of TCI Interests
Schedule 3.4(a)(xv)	–	Schedule of Resigning Officers and Directors of Spinco
Schedule 3.4(b)(iii)	–	Schedule of Resigning Officers and Directors of the Burgundy Group
Schedule 3.7(a)	–	Working Capital Calculation
Schedule 3.7(b)	–	Working Capital of the Business Excluding TCI
Schedule 3.7(c)	–	TCI Working Capital

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EXHIBITS

Exhibit A	–	Form of Tax Matters Agreement
Exhibit B	–	Form of Transition Services Agreement
Exhibit C	–	Form of Electric Generation, Distribution and Transmission Facilities Lease
Exhibit D	–	Form of Shared Facilities, Services and Supply Agreement
Exhibit E	–	Form of Servitude Agreement
Exhibit F	–	Form of Liquid Caustic Soda Sales Agreement - Fresno
Exhibit G	–	Form of Liquid Caustic Soda Sales Agreement - Strongsville
Exhibit H	–	Form of Hydrochloric Acid Sales Agreement - Lake Charles (Silica)
Exhibit I	–	Form of Chlorine and Liquid Caustic Soda Sales Agreement - Barberton
Exhibit J	–	Form of Liquid Caustic Soda Sales Agreement - Wichita Falls
Exhibit K	–	Form of Hydrochloric Acid Sales Agreement
Exhibit L	–	Form of Shared Facilities Agreement – Monroeville
Exhibit M	–	Form of Master Terminal Agreement

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SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT, dated as of July 18, 2012 (this “Agreement”), is by and between PPG Industries, Inc., a Pennsylvania corporation (“Burgundy”), and Eagle Spinco Inc., a Delaware corporation and presently a wholly owned Subsidiary of Burgundy (“Spinco”). Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article I of this Agreement.

WHEREAS, Burgundy is engaged, directly and indirectly, in the Eagle Business;

WHEREAS, the Board of Directors of Burgundy has determined that it would be in the best interests of Burgundy and its stockholders to separate the Eagle Business from the other businesses of Burgundy;

WHEREAS, Burgundy has caused Spinco, which currently conducts no business operations and has no assets or liabilities other than in connection with its formation, to be formed in order to facilitate such separation;

WHEREAS, Burgundy currently owns all of the issued and outstanding shares of common stock, par value $0.001 per share, of Spinco (the “Spinco Common Stock”);

WHEREAS, Burgundy and Spinco have each determined that it would be appropriate and desirable for (a) Burgundy and its Subsidiaries to transfer or cause to be transferred, to Spinco, the equity of the Spinco Subsidiaries, and to one or more Spinco Subsidiaries, all of the other Spinco Assets (and, to pay in accordance with Section 6.2(d) of the Employee Matters Agreement, the Underfunding Amount (as defined therein), if any), (b) the transfer of certain Excluded Assets to (or the retention of such Excluded Assets by) Burgundy or one or more of its Subsidiaries, and (c) the assumption by Burgundy or one or more of its Subsidiaries of the Excluded Liabilities in exchange for (w) one or more Spinco Subsidiaries assuming the Spinco Liabilities, (x) Spinco issuing to Burgundy shares of Spinco Common Stock pursuant to the Spinco Stock Issuance, (y) Spinco distributing to Burgundy the Special Below Basis Cash Distribution (and, to pay in accordance with Section 6.2(d) of the Employee Matters Agreement, the Grizzly True Up Amount (as defined therein), if any) and (z) Spinco distributing to Burgundy the Special Above Basis Debt/Cash Distribution, as further described herein and in the Merger Agreement (the “Spinco Reorganization”);

WHEREAS, Burgundy and Spinco contemplate that, substantially concurrently with or immediately prior to the Spinco Reorganization as further described herein, Spinco will enter into the definitive debt financing arrangements as contemplated by the Spinco Commitment Letter and the Spinco Related Letter and the Burgundy Commitment Letter and the Burgundy Related Letter, as further described herein and in the Merger Agreement (the “Spinco Financing Arrangements”, together with the Spinco Stock Issuance and the Special Distribution, the “Recapitalization”);

WHEREAS, Burgundy and Spinco contemplate that, following the Spinco Reorganization and Recapitalization as further described herein, Burgundy will either (a) distribute all of the shares of Spinco Common Stock to holders of Burgundy Common Stock without consideration on a pro rata basis (the “One-Step Spin-Off”) or (b) consummate an offer to exchange (the “Exchange Offer”) shares of Spinco Common Stock for currently outstanding shares of Burgundy’s common stock, $1.66-2/3 par value per share (“Burgundy Common Stock”) and, in the event that Burgundy’s stockholders subscribe for less than all of the Spinco Common Stock in the Exchange Offer, Burgundy will distribute, pro rata to holders of Burgundy Common Stock, any unsubscribed Spinco Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Burgundy will be treated for U.S. federal income Tax purposes as having distributed all of the Spinco Common Stock to its stockholders (the “Clean-Up Spin-Off”);

WHEREAS, the disposition by Burgundy of 100% of the Spinco Common Stock, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off), is referred to herein as the “Distribution”;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the contribution (as part of the Spinco Reorganization) by Burgundy to Spinco of all of the Spinco Assets held directly by Burgundy in exchange for (a) the assumption by Spinco Subsidiaries of Spinco Liabilities of Burgundy, (b) the issuance by Spinco to Burgundy of shares of Spinco Common Stock pursuant to the Spinco Stock Issuance, (c) the distribution by Spinco to Burgundy of the Special Below Basis Cash Distribution, and (d) the distribution by Spinco to Burgundy of the Special Above Basis Debt/Cash Distribution (the “Contribution”) and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code;

WHEREAS, Burgundy has requested a private letter ruling (the “Private Letter Ruling”) from the IRS substantially to the effect that, among other things, (i) the Contribution and Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code (the “IRS D Reorganization Ruling”), and (ii) Burgundy will not recognize gain or loss for U.S. federal income Tax purposes in connection with the receipt of the Spinco Exchange Debt in the Special Above Basis Debt/Cash Distribution or the consummation of the Debt Exchange (the “IRS Debt Exchange Ruling”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated July 18, 2012 (the “Merger Agreement”), among Burgundy, Spinco, and Georgia Gulf Corporation, a Delaware corporation (“Grizzly”), immediately following the Distribution, a Subsidiary of Grizzly will merge with and into Spinco, subject to Schedule 8.3(e) to the Merger Agreement (the “Merger”) and Spinco Common Stock will be converted into shares of common stock of Grizzly on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, it is a condition to the Merger that, prior to the Effective Time, the Spinco Reorganization and the Distribution be completed;

WHEREAS, the Distribution will be carried out for the corporate business purpose of tailoring Spinco’s corporate structure to facilitate the Merger (which, for U.S. federal income tax purposes, is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code);

WHEREAS, Burgundy and Spinco have determined that (a) the Merger will not be undertaken unless the Distribution occurs, (b) the Merger cannot be accomplished by an alternative nontaxable transaction that does not involve the Distribution and is neither impractical nor unduly expensive, and (c) Grizzly is not related to Burgundy or Spinco;

WHEREAS, the Parties intend this Agreement to be, and hereby adopt as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the Parties intend in this Agreement to set forth the principal arrangements between them regarding the Spinco Reorganization, the Recapitalization and the Distribution, and certain other agreements that will, following the Distribution, govern certain matters relating to the Spinco Reorganization, the Recapitalization and the Distribution and the relationship of Burgundy, Spinco and their respective Subsidiaries.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

Section 1.1 “Above Basis Amount” means $900 million, minus the TCI Value to the extent the TCI Interests are not transferred at the Business Transfer Time, minus the Below Basis Amount, and minus, if the Estimated Adjustment Payment is negative, the absolute value of the Estimated Adjustment Payment, and plus, if the Estimated Adjustment Payment is positive, the Estimated Adjustment Payment (as such terms are used and defined in the Separation Agreement), subject to adjustment as set forth in Section 3.1(d) of the Merger Agreement.

Section 1.2 “Accounting Exhibit” means the exhibits set forth on Schedules 3.7(a), 3.7(b) and 3.7(c) attached hereto and the line items (such line items calculated in accordance with GAAP, consistently applied), methods, practices, categories, estimates, and assumptions reflected therein.

Section 1.3 “Action” means any demand, charge, claim, action, suit, counter suit, arbitration, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

Section 1.4 “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by Contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.

Section 1.5 “Agent” has the meaning set forth in the Merger Agreement.

Section 1.6 “Ancillary Agreements” means the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Shared Facilities, Services and Supply Agreement, the Electric Generation, Distribution and Transmission Facilities Lease, the Servitude Agreement, the Liquid Caustic Soda Sales Agreement (Fresno), the Liquid Caustic Soda Sales Agreement (Strongsville), the Hydrochloric Acid Sales Agreement - Lake Charles (Silica), the Chlorine and Liquid Caustic Soda Sales Agreement (Barberton), the Liquid Caustic Soda Sales Agreement (Wichita Falls), the Hydrochloric Acid Sales Agreement, the Shared Facilities Agreement (Monroeville) and the Master Terminal Agreement.

Section 1.7 “Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

Section 1.8 “Below Basis Amount” means $225 million, plus the TCI Basis if the TCI Interests are transferred at the Business Transfer Time, (x) unless pursuant to a written notice delivered to Spinco prior to the commencement of the Marketing Period (as defined in the Merger Agreement) (i) Burgundy elects to reduce the Below Basis Amount by the amount specified in such notice; provided, however, that Burgundy shall under no circumstances reduce the Below Basis Amount to an amount that is less than $200 million (exclusive of the TCI Basis); or (ii) Burgundy elects to increase the Below Basis Amount by the amount specified in such notice after considering in good faith the estimated adjusted Tax bases of the assets to be transferred by Burgundy to Spinco and the estimated amount of liabilities to be assumed by Spinco; provided that in no event shall Burgundy increase the Below Basis Amount to more than $260 million (exclusive of the TCI Basis) without the written consent of Grizzly and (y) (A) if the Estimated Adjustment Payment is negative, minus the absolute value of the Estimated Adjustment Payment and (B) if the Estimated Adjustment Payment is positive, plus the Estimated Adjustment Payment.

Section 1.9 “Burgundy Benefit Plan” has the meaning set forth in the Merger Agreement.

Section 1.10 “Burgundy Commitment Letter” has the meaning set forth in the Merger Agreement.

Section 1.11 “Burgundy Disqualifying Action” has the meaning set forth in the Tax Matters Agreement.

Section 1.12 “Burgundy Group” means Burgundy and each of its Subsidiaries, but excluding any member of the Spinco Group.

Section 1.13 “Burgundy Indemnitees” means Burgundy, each member of the Burgundy Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Burgundy Group (in each case, in their respective capacities as such) or, in the event the TCI Interests are transferred to Spinco at or prior to the Business Transfer Time, TCI, in each case, together with their respective heirs, executors, administrators, successors and assigns.

Section 1.14 “Burgundy Related Letter” has the meaning set forth in the Merger Agreement.

Section 1.15 “Business Day” means any day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York State are authorized or required by Law to be closed.

Section 1.16 “Calcasieu Estuary” means the entire area set forth in the map attached as Schedule 1.16.

Section 1.17 “Claims-Made Policies” means policies issued to Burgundy or its Affiliates by insurers on or after July 1, 1986, on a “claims made” or “occurrence reported” basis, that actually or potentially cover claims, lawsuits, or liabilities for which Burgundy seeks indemnification under this Agreement.

Section 1.18 “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.19 “Consent” and “Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

Section 1.20 “Contract” or “agreement” means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, sublease, franchise, permit, authorization, license, contract, instrument or other commitment, obligation or arrangement, whether written or oral, that is binding on any Person or any part of its property under applicable Law, other than any Burgundy Benefit Plan or Grizzly Benefit Plan, and the term “Contractual” shall have the correlative meaning.

Section 1.21 “Debt Exchange” has the meaning set forth in the Merger Agreement.

Section 1.22 “Distribution Date” means the date selected by the Board of Directors of Burgundy or its designee for the Distribution, through a One-Step Spin-Off or an Exchange Offer followed by the Clean-Up Spin-Off (if necessary).

Section 1.23 “Eagle Business” means the chlor-alkali, derivatives and other commodity or other chemicals business, as operated at, or at any time prior to, the Business Transfer Time, at or in respect of the Spinco Active Sites which business currently produces chlorine, caustic soda and related chemicals for use in chemical manufacturing, pulp and paper production, water treatment, plastics production, agricultural products, pharmaceuticals and other applications; provided that, notwithstanding the foregoing, the “Eagle Business” shall include any discontinued chlor-alkali, derivatives and other commodity or other chemical products manufactured by Burgundy or its Affiliates at any Spinco Active Site at any time prior to the Business Transfer Time. For the avoidance of doubt, the Eagle Business includes the production of any products manufactured at a Spinco Active Site and also at a Spinco Inactive Site, including the production of perchlorethylene or trichlorethylene by Burgundy and its Affiliates.

Section 1.24 “Effective Time” has the meaning set forth in the Merger Agreement.

Section 1.25 “Employee Matters Agreement” means the Employee Matters Agreement entered into on the date of this Agreement, by and among Burgundy, Grizzly and Spinco.

Section 1.26 “Environmental Conditions” means the presence in the environment, including the land surface or subsurface strata, groundwater, sediment, surface water or indoor and ambient air, of any Hazardous Materials.

Section 1.27 “Environmental Laws” means all Laws of any Governmental Authority that relate to pollution or the protection, clean up or restoration of the environment (including indoor and ambient air, surface water, ground water, sediment, land surface or subsurface strata) including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.) (“CWA”), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq., as amended) (“RCRA”), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f) (“SDWA”), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) (“TSCA”), the Clean Air Act (42 U.S.C. § 7401 et seq.) (“CAA”), the Oil Pollution Act of 1990 (“OPA”), and any similar state or local Laws or any other binding legal obligation in effect now or in the future relating to the release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.

Section 1.28 “Exchange Act” has the meaning set forth in the Merger Agreement.

Section 1.29 “Final Determination” has the meaning set forth in the Tax Matters Agreement.

Section 1.30 “Governmental Approvals” means any notices, reports or other filings to be made to, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

Section 1.31 “Governmental Authority” means any federal, state, local or foreign court, administrative agency, official board, bureau, governmental or quasi-governmental entities having competent jurisdiction over Burgundy or Spinco, any of their respective Subsidiaries and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

Section 1.32 “Grizzly Benefit Plan” has the meaning set forth in the Merger Agreement.

Section 1.33 “Grizzly Group” means Grizzly and each of its Subsidiaries, including, after the Effective Time, the Spinco Group.

Section 1.34 “Group” means the Burgundy Group, the Spinco Group or the Grizzly Group, as the context requires.

Section 1.35 “Hazardous Material” means any substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant or is otherwise subject to regulation, control or Remediation under any Environmental Law.

Section 1.36 “Indemnifying Party” means any Party that may be obligated to provide indemnification to an Indemnitee pursuant to Article V hereof or any other section of this Agreement or any Ancillary Agreement.

Section 1.37 “Indemnitee” means any Person that may be entitled to indemnification from an Indemnifying Party pursuant to Article V hereof or any other section of this Agreement or any Ancillary Agreement.

Section 1.38 “Information” means information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

Section 1.39 “Insurance Proceeds” means those monies: (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured.

Section 1.40 “Intellectual Property Rights” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, provisionals, continuations, continuations-in-part, extensions, utility models, design patents and reexaminations thereof, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (the items in this clause (ii) being referred to collectively herein as “Trademarks”), (iii) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith, (iv) computer data, computer programs or other software, and databases, in each case whether in source code, object code or other form, and all related documentation, (v) all information to the extent not included in clauses (i)-(iv), such as data, trade secrets, processes, procedures, methods, techniques, compositions, formulas, ingredients, product specifications, mold specifications, drawings, sketches, designs, structural shaping, manufacturing techniques, material specifications, process specifications, engineering specifications, and the like, and all rights to limit the use or disclosure thereof, (vi) rights of privacy and publicity, (vii) any and all other proprietary rights or property similar to any of the foregoing in any jurisdiction, whether registered or not registered, together with the right to apply for the registration of any such rights, and all rights or forms of protection having equivalent or similar effect, in any jurisdiction, and (viii) any and all other intellectual property under the Laws of any country throughout the world.

Section 1.41 “IRS” means the U.S. Internal Revenue Service.

Section 1.42 “Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

Section 1.43 “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by U.S. Generally Accepted Accounting Principles to be reflected in financial statements or disclosed in the notes thereto.

Section 1.44 “Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees); provided, however, that (a) with respect to claims made hereunder by (i) any member of the Burgundy Group, on the one hand, against any member of the Spinco Group, on the other hand, or (ii) by any member of the Spinco Group, on the one hand, against any member of the Burgundy Group, on the other hand (collectively, “Direct Claims”), “Losses” will not include attorneys’ fees or other arbitration or litigation expenses (including without limitation experts’ fees and administrative costs) incurred in connection with the prosecution of such Direct Claim under the provisions set forth in Section 7.14 and (b) “Losses” will not include any punitive, exemplary, special, or similar damages in excess of compensatory damages, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

Section 1.45 “Natrium Excess Land” means the area described in the map attached hereto as Schedule 1.45.

Section 1.46 “Natural Resource Damages” means damages for injury to, destruction of, loss of, or loss of use of, natural resources, including the reasonable costs of assessing the damage, which are recoverable by a United States Trustee, a State Trustee, an Indian tribe trustee, or a foreign trustee pursuant to CERCLA, CWA, OPA or a counterpart state statute.

Section 1.47 “Necessary Licenses” means those Intellectual Property Rights that are (i) licensed to the Burgundy Group pursuant to a Shared Contract; (ii) used to conduct the Spinco Business prior to the Business Transfer Time; and (iii) necessary to conduct the Spinco Business in substantially the same manner as conducted immediately prior to the Business Transfer Time.

Section 1.48 “Non-Spinco Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Business Transfer Time by Burgundy, the Burgundy Subsidiaries, Spinco or the Spinco Subsidiaries, in each case, that are not included in the Eagle Business.

Section 1.49 “Ohio River” means the river, riverbottom and riverbank of the Ohio River to the normal high water mark depicted on the maps attached to Schedule 2.5(b)(ii). For the avoidance of doubt, the maps attached to Schedule 2.5(b)(ii) are only for the purpose of delineating the normal high water mark for the portion of the Ohio River delineated thereon.

Section 1.50 “Order” means any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

Section 1.51 “Parties” means Burgundy and Spinco and, for purposes of the obligations in Section 5.2, the Spinco Group.

Section 1.52 “Person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

Section 1.53 “Policies” means all insurance policies, insurance Contracts and claim administration Contracts of any kind of Burgundy and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Business Transfer Time, including commercial general liability, automobile liability, workers’ compensation and employer’s liability, excess and umbrella liability, aircraft hull and liability, commercial crime (including ERISA bond), property and business interruption, directors’ and officers’ liability, fiduciary liability, errors and omissions, special accident, environmental, inland and marine, and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

Section 1.54 “Real Estate Approvals” means all Governmental Approvals associated with the subdivision of any Real Property that is a Spinco Asset from Real Property that is an Excluded Asset and the Conveyance of such Real Property that is a Spinco Asset to Spinco as contemplated by this Agreement, including without limitation any zoning variances, approvals or other relief from the strict requirements of any applicable zoning, subdivision or land development ordinance associated therewith.

Section 1.55 “Real Property” means land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and improvements thereon.

Section 1.56 “Record Date” means the close of business on the date to be determined by Burgundy’s Board of Directors as the record date for determining stockholders of Burgundy entitled to receive shares of Spinco Common Stock in the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with any Clean-Up Spin-Off.

Section 1.57 “Record Holders” means the holders of record of Burgundy Common Stock as of the close of business on the Record Date.

Section 1.58 “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing Hazardous Materials.

Section 1.59 “Remediation” means Actions required by a Governmental Authority to clean up, abate, remove, or control Releases of Hazardous Materials into the environment in order to protect public health or the environment pursuant to applicable Environmental Laws, including Actions to study, investigate, monitor and assess such Releases but, for the avoidance of doubt, shall not include any Actions which may be required to address Natural Resource Damages with respect to the Calcasieu Estuary.

Section 1.60 “Securities Act” has the meaning set forth in the Merger Agreement.

Section 1.61 “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

Section 1.62 “Shared Burgundy IP” means all Intellectual Property Rights which are (i) owned or controlled by the Burgundy Group as of the Business Transfer Time and not included in the Spinco Assets; (ii) used to conduct the Spinco Business prior to the Business Transfer Time; and (iii) necessary to conduct the Spinco Business in substantially the same manner as conducted immediately prior to the Business Transfer Time; provided, however, that the Shared Burgundy IP will exclude any Trademarks, including the trademarks and domain names listed on Schedule 2.4(b)(i).

Section 1.63 “Shared Contracts” means the Contracts listed on Schedule 1.63 and any other Contract that relates to both (a) the Eagle Business and (b) the Non-Spinco Business.

Section 1.64 “Shared Information” means (a) all Information provided by any member of the Spinco Group to a member of the Burgundy Group prior to the Business Transfer Time, and (b) any Information in the possession or under the control of such respective Group that relates to the operation of the Eagle Business prior to the Business Transfer Time and that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement, the Merger Agreement or any Ancillary Agreement, or (iv) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Burgundy or Spinco, as the case may be.

Section 1.65 “Shared Spinco IP” means all Intellectual Property Rights which are (i) included in the Spinco Assets; (ii) used to conduct the Burgundy Group’s business prior to the Business Transfer Time; and (iii) necessary to conduct the Burgundy Group’s business in substantially the same manner as conducted immediately prior to the Business Transfer Time; provided, however, that the Shared Spinco IP will exclude any Trademarks, including the trademarks and domain names listed on Schedule 2.4(b)(i).

Section 1.66 “Spinco Business” means the Eagle Business and also, with respect to events that take place after the Business Transfer Time, the Eagle Business as it is operated by the Spinco Group or the Grizzly Group after the Business Transfer Time, including any new activities, expansions, or other modifications made to the Spinco Assets acquired at the Business Transfer Time.

Section 1.67 “Spinco Commitment Letter” has the meaning set forth in the Merger Agreement.

Section 1.68 “Spinco Exchange Debt” has the meaning set forth in the Merger Agreement.

Section 1.69 “Spinco Employees” has the meaning set forth in the Employee Matters Agreement

Section 1.70 “Spinco Facility” means any facility located on a Spinco Active Site.

Section 1.71 “Spinco Group” means Spinco and each of its Subsidiaries. The Grizzly Group will be deemed to be members of the Spinco Group as of the Effective Time.

Section 1.72 “Spinco Inactive Sites” means any and all Real Property owned, leased or operated prior to the Business Transfer Time by Burgundy or its Affiliates (including the Spinco Group) relating to the Eagle Business, other than (i) the Spinco Active Sites and (ii) other Real Property expressly identified in this Agreement or any Ancillary Agreement as Assets to be acquired by any member of the Spinco Group.

Section 1.73 “Spinco Indemnitees” means Spinco, each member of the Spinco Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Spinco Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns.

Section 1.74 “Spinco Related Letter” has the meaning set forth in the Merger Agreement.

Section 1.75 “Spinco Securities” has the meaning set forth in the Merger Agreement.

Section 1.76 “Subsidiary” means, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function; provided, however, that TCI shall not be deemed a Subsidiary of Burgundy.

Section 1.77 “Target Working Capital Amount” means the sum of the Target Working Capital Amount Excluding TCI plus, in the event the TCI Interests are Conveyed to Spinco at or prior to the Business Transfer Time, the TCI Target Working Capital Amount multiplied by 60%.

Section 1.78 “Target Working Capital Amount Excluding TCI” means 9.18% (as adjusted pursuant to Schedule 3.7(a)) of the annualized quarterly sales of the Eagle Business for the latest quarter ending on or before the Effective Time, excluding TCI, as calculated in accordance with Schedule 3.7(a).

Section 1.79 “Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

Section 1.80 “Tax Return” has the meaning set forth in the Tax Matters Agreement.

Section 1.81 “Taxing Authority” has the meaning set forth in the Merger Agreement.

Section 1.82 “TCI” means Taiwan Chlorine Industries, Ltd., a Taiwanese corporation.

Section 1.83 “TCI Agreement” means that certain Agreement, dated December 12, 1986 by and between Burgundy and China Petrochemical Development Corporation.

Section 1.84 “TCI Basis” means $12 million.

Section 1.85 “TCI Interests” means all shares of TCI owned by Burgundy as of immediately prior to the Business Transfer Time.

Section 1.86 “TCI Target Working Capital Amount” means $4.5 million.

Section 1.87 “TCI Value” has the meaning set forth in Schedule 1.87.

Section 1.88 “Transactions” has the meaning set forth in the Tax Matters Agreement.

Section 1.89 “Working Capital” means the sum of the “Adjusted Working Capital Before Normalization Adjustments” of the Eagle Business as set forth on and calculated in accordance with, Schedule 3.7(b) plus, in the event the TCI Interests are Conveyed to Spinco at or prior to the Business Transfer Time, 60% of the (a) sum of (i) the “Adjusted Working Capital” of TCI as set forth on and calculated in accordance with, Schedule 3.7(c) plus (ii) any cash or cash equivalents at TCI, less (b) any debt at TCI. Working capital will be comprised of the components set forth on and calculated in accordance with the Accounting Exhibit.

TERMS DEFINED IN THIS AGREEMENT

Defined Term	Section

Accounting Firm	Section 3.7(c)
Adjustment Payment	Section 3.7(e)
Agreement	Preamble
Asbestos Exposure Claim	Section 2.5(b)(ix)
Assigned Domains	Section 6.6
Burgundy	Preamble
Burgundy Accounts	Section 2.11
Burgundy Common Stock	Recitals
Burgundy Objection	Section 3.7(b)
Burgundy Transfer Documents	Section 3.5
Business Transfer Date	Section 3.1
Business Transfer Time	Section 3.1
CAA	Section 1.27
CERCLA	Section 1.27
Chlorine and Liquid Caustic Soda Sales Agreement (Barberton)	Section 3.4(a)(ix)
Claims Notice	Section 5.5(b)(i)
Clean-Up Spin-Off	Recitals
Closing Adjustment Statement	Section 3.7(a)

Contribution	Recitals
Convey	Section 2.1(a)
Covered Claim	Section 7.14(a)
CWA	Section 1.27
Direct Claims	Section 1.44
Distribution	Recitals
Distribution Tax Opinion	Section 3.2(c)
Election Notice	Section 6.12(a)
Electric Generation, Distribution and Transmission Facilities Lease	Section 3.4(a)(iii)
Estimated Adjustment Payment	Section 3.7(a)
Estimated Closing Adjustment Statement	Section 3.7(a)
Exchange Offer	Recitals
Excluded Assets	Section 2.4(b)
Excluded Environmental Liabilities	Section 2.5(b)(iii)
Excluded IP Assets	Section 2.4(b)(i)
Excluded Liabilities	Section 2.5(b)
Excluded Spinco Sites	Section 2.4(b)(iv)
Final Closing Adjustment Statement	Section 3.7(d)
First Refusal Right	Section 6.12(a)
Grizzly	Recitals
Guarantee Release	Section 2.10(b)
Hydrochloric Acid Sales Agreement	Section 3.4(a)(xi)
Hydrochloric Acid Sales Agreement - Lake Charles (Silica)	Section 3.4(a)(viii)
Intercompany Accounts	Section 2.6(c)
IRS D Reorganization Ruling	Recitals
IRS Debt Exchange Ruling	Recitals
Liquid Caustic Soda Sales Agreement (Fresno)	Section 3.4(a)(vi)
Liquid Caustic Soda Sales Agreement (Strongsville)	Section 3.4(a)(vii)
Liquid Caustic Soda Sales Agreement (Wichita Falls)	Section 3.4(a)(x)
Litigation Conditions	Section 5.5(b)(ii)
Master Terminal Agreement	Section 3.4(a)(xi)
Merger	Recitals
Merger Agreement	Recitals
Natrium Excess Land Agreement	Section 6.12(b)
Offer Notice	Section 6.12(a)
Ohio River/Calcasieu Estuary Liabilities	Section 2.5(b)(ii)
One-Step Spin-Off	Recitals
OPA	Section 1.27
Plan of Reorganization	Section 2.1
Private Letter Ruling	Recitals
Privileged Information	Section 6.3(a)
Privileges	Section 6.3(a)
RCRA	Section 1.27
Recapitalization	Recitals
Registrable IP	Section 2.4(a)(vi)
Response Period	Section 6.12(a)

SDWA	Section 1.27
Servitude Agreement	Section 3.4(a)(v)
Shared Burgundy IP License	Section 6.9(b)
Shared Facilities Agreement (Monroeville)	Section 3.4(a)(xi)
Shared Facilities, Services and Supply Agreement	Section 3.4(a)(iv)
Shared Spinco IP License	Section 6.9(a)
Special Above Basis Debt/Cash Distribution	Section 3.3(a)(ii)
Special Below Basis Cash Distribution	Section 3.3(a)(ii)
Special Distribution	Section 3.3(a)(ii)
Spinco	Preamble
Spinco Accounts	Section 2.11(a)
Spinco Active Sites	Section 2.4(a)(ii)
Spinco Assets	Section 2.4(a)
Spinco Books and Records	Section 2.4(a)(vii)
Spinco Common Stock	Recitals
Spinco Contracts	Section 2.4(a)(iv)
Spinco Entities	Section 2.4(a)(iii)
Spinco Entity Interests,	Section 2.4(a)(iii)
Spinco Financing Arrangements	Recitals
Spinco Information	Section 6.3(b)
Spinco Inventory	Section 2.5(a)
Spinco Liabilities	Section 2.5(a)
Spinco Registration Statement	Section 4.4(a)
Spinco Reorganization	Recitals
Spinco Stock Issuance	Section 3.3(a)(i)
Spinco Transfer Documents	Section 3.6
Tax Matters Agreement	Section 3.4(a)(i)
Temporary Lease Agreement	Section 2.7(f)
Third-Party Claim	Section 5.5(b)(i)
Trademarks	Section 1.40
Transfer Documents	Section 3.6
Transition Services Agreement	Section 3.4(a)(ii)
TSCA	Section 1.27
Unassigned Domains	Section 6.7

ARTICLE II

THE SPINCO REORGANIZATION

Section 2.1 Transfer of Spinco Assets; Assumption of Spinco Liabilities. Except as provided in Section 2.7(b), subject to the terms of this Agreement and effective as of the Business Transfer Time, in accordance with the plan and structure set forth on Schedule 2.1 (such plan and structure being referred to herein as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization:

(a) Burgundy will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Spinco the equity interests in the Spinco Entities that are to be held directly by Spinco and, as set forth in the Plan of Reorganization, to the applicable Spinco Entity, the other Spinco Assets, and Spinco will accept from Burgundy (or the applicable Subsidiary of Burgundy) (or will cause any applicable Spinco Entity to accept) all of Burgundy’s and its applicable Subsidiaries’ respective direct or indirect right, title and interest in and to all Spinco Assets (other than any Spinco Assets that are already held as of the Business Transfer Time by a Spinco Entity, which Spinco Assets will continue to be held by such Spinco Entity); and

(b) Burgundy will Convey (or will cause any applicable Subsidiary to Convey) to a Spinco Entity other than Spinco, and such Spinco Entity will assume, perform, discharge and fulfill when due and, to the extent applicable, comply with all of the Spinco Liabilities, in accordance with their respective terms (other than any Spinco Liabilities that as of the Business Transfer Time are already Liabilities of a Spinco Entity, which Spinco Liabilities will continue to be Liabilities of such Spinco Entity).

Section 2.2 Transfer of Excluded Assets; Assumption of Excluded Liabilities. Except as provided in Section 2.7(b), subject to the terms of this Agreement and prior to the Business Transfer Time, in accordance with the Plan of Reorganization and to the extent not previously effected pursuant to the steps of the Plan of Reorganization:

(a) Burgundy will cause any applicable member or members of the Spinco Group to Convey to Burgundy or, to the extent set forth in the Plan of Reorganization, a Subsidiary of Burgundy, and Burgundy will accept from such applicable member or members of the Spinco Group (or will cause any applicable Subsidiary of Burgundy to accept) all of such member’s or members’ direct or indirect right, title and interest in and to all Excluded Assets; and

(b) Burgundy will cause any applicable member or members of the Spinco Group to Convey to Burgundy or, to the extent set forth in the Plan of Reorganization, a Subsidiary of Burgundy, and Burgundy will assume, perform, discharge and fulfill when due, and to the extent applicable, comply with (or will cause the applicable Subsidiary of Burgundy to assume, satisfy, perform, discharge and fulfill when due, and to the extent applicable, comply with) all of the Excluded Liabilities (including any Liabilities of a Spinco Subsidiary that are Excluded Liabilities), in accordance with their respective terms.

Section 2.3 Misallocated Transfers. Other than the TCI Interests, the treatment of which shall be governed by
Section 2.7(e), in the event that at any time or from time to time (whether prior to, at or after the Business Transfer Time), either Party (or any member of the Burgundy Group or the Spinco Group, as applicable) is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets from the other Party for value subsequent to the Business Transfer Time), such Party will promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto or responsible therefor. Prior to any such transfer, such Asset or Liability will be held in accordance with Section 2.7(d).

Section 2.4 Spinco Assets; Excluded Assets.

(a) For purposes of this Agreement, “Spinco Assets” means in each case all of Burgundy’s and its Affiliates’ rights, title and interests in and to the following Assets except as otherwise set forth below and in each case subject to Section 2.4(b):

(i) all inventories of materials, parts, raw materials, packaging materials, stores, supplies, work-in-process, goods in transit, and finished goods and products that are, in each case, used or held for use primarily in the Eagle Business (the “Spinco Inventory”);

(ii) all Real Property listed or described on Schedule 2.4(a)(ii) (the “Spinco Active Sites”);

(iii) all issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of Burgundy listed or described on Schedule 2.4(a)(iii)(1) (such stock or other equity interests, the “Spinco Entity Interests,” and such Subsidiaries, the “Spinco Entities”) and, subject to Section 2.7(e) with respect to the TCI Interests, all capital stock or other equity interests owned by Burgundy that are listed on Schedule 2.4(a)(iii)(2);

(iv) (A) all Contracts that are related primarily to the Eagle Business (including Shared Contracts that are related primarily to the Eagle Business, subject to Section 2.7(c)) and all interests, rights, claims and benefits of Burgundy and any of its Subsidiaries pursuant to and associated therewith and (B) to the extent provided in Section 2.7(c), the Contracts for the sole benefit of Spinco into which the Shared Contracts are separated (collectively, the “Spinco Contracts”);

(v) Subject to Section 2.7, all approvals, consents, franchises, licenses, permits, registrations, authorizations and certificates or other rights issued or granted by any Governmental Authority and all pending applications therefor that are, in each case, used primarily in, or held primarily for the benefit of, the Eagle Business;

(vi) (A) all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations (collectively, “Registrable IP”) that are, in each case, used or held for use primarily in the Eagle Business, including the Registrable IP listed or described on Schedule 2.4(a)(vi), and (B) all Intellectual Property Rights, other than Registrable IP, that is used or held for use primarily in the Eagle Business;

(vii) (A) all business records related primarily to the Eagle Business, including the minute and other record books and related stock and equity interests records of the Spinco Entities and all employment records related primarily to the Spinco Employees, and (B) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, market and product share data (including historical), reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case that are related primarily to the Eagle Business (collectively, the “Spinco Books and Records”); provided, that (1) Burgundy will be entitled to retain a copy of the Spinco Books and Records, which will be subject to the provisions of Section 6.2(f); (2) neither clause (A) nor (B) will be deemed to include any books, records or other items with respect to which it is not reasonably practicable to identify and extract the portion thereof related primarily to the Eagle Business from the portions thereof that relate primarily to businesses of Burgundy other than the Eagle Business provided, however, that the portion of such books, records and other items that are retained by the Burgundy Group that are related primarily to the Eagle Business will be deemed to be Shared Information; (3) neither clause (A) nor (B) will be deemed to include any tangible copies of books, records or other items unless they are being kept at either a Spinco Facility or a third party storage facility covered by a Spinco Contract; provided, however, that such tangible books, records and other items related primarily to the Eagle Business that are retained by the Burgundy Group will be deemed to be Shared Information; (4) to the extent required to satisfy Burgundy’s legal or other obligations, Burgundy will be entitled to retain original copies of the Spinco Books and Records, which will be subject to the provisions of Section 6.2(f), and will provide Spinco with a copy of all such retained Spinco Books and Records; and (5) the Transition Services Agreement will govern the delivery to Spinco of any such books, records or other items that are maintained in electronic form;

(viii) all rights in all telephone, mobile telephone and fax numbers and post office boxes, in each case, used or held for use primarily in the Eagle Business; all websites maintained primarily for the Eagle Business and the content, information and databases contained therein (other than any Excluded IP Assets contained therein); and all uniform product codes and other similar data identifiers used or held for use primarily in the Eagle Business;

(ix) all cash and cash equivalents in the Spinco Accounts not withdrawn prior to the Business Transfer Time;

(x) all trade accounts, notes receivable and other receivables arising from the sale or other disposition of goods, or the performance of services, by the Eagle Business;

(xi) all prepaid expenses, prepaid property taxes, security deposits, credits, deferred charges, advanced payments that are, in each case, related primarily to the Eagle Business (other than prepaid insurance premiums, deposits, security or other prepaid amounts in connection with workers’ compensation and other Policies related to Excluded Liabilities);

(xii) all rights with respect to third party warranties and guaranties that are, in each case, related primarily to the Eagle Business and all related claims, credits, rights of recovery and other similar rights as to such third parties;

(xiii) all rights to causes of Action, lawsuits, judgments, claims and demands that are, in each case, related primarily to the Eagle Business, including those listed or described on Schedule 2.4(a)(xiii) but, for the avoidance of doubt, not including any counter-claims in connection with an underlying claim that is not related primarily to the Eagle Business;

(xiv) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tangible tools, prototypes, models, and other tangible personal property that are, in each case, used or held for use primarily in the Eagle Business, including those listed or described in Schedule 2.4(a)(xiv);

(xv) Burgundy’s fee and/or leasehold interest, as applicable, in and to the Starks and Sulphur Mines Salt Dome Facilities in Calcasieu Parish, Louisiana which service the Eagle Business at the Lake Charles site (including any and all personal property, pipelines and other equipment owned by Burgundy in connection therewith);

(xvi) Burgundy’s fee and/or leasehold interest, as applicable, in and to the Orange Line ethylene pipeline which services the Eagle Business at the Lake Charles site (including the Real Property and equipment (including any and all personal property, pipelines and other equipment owned by Burgundy in connection therewith); the licenses retained by each member of the Spinco Group pursuant to Section 6.9(b); and

(xvii) all assets expressly identified in this Agreement or any Ancillary Agreement as assets to be acquired by any member of the Spinco Group hereunder or thereunder; and any and all other Assets (other than Excluded Assets) owned by Burgundy or any of its Subsidiaries that are used or held for use primarily in, or related primarily to, the Eagle Business. The intention of this clause (xvii) is only to rectify any inadvertent omission of Conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Spinco Asset. No Asset will be deemed a Spinco Asset solely as a result of this clause (xvii) unless a claim with respect thereto is made by Spinco on or prior to the two-year anniversary of the Distribution Date.

A single Asset may fall within more than one of clauses (i) through (xviii) in this Section 2.4(a); such fact does not imply that (x) such Asset must be Conveyed more than once or (y) any duplication of such Asset is required. The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another.

(b) Notwithstanding the foregoing clause (a), the Spinco Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i) any Intellectual Property Rights in which the Burgundy Group or the Spinco Group has any right, title or interest, other than Intellectual Property used or held for use primarily in the Eagle Business (the “Excluded IP Assets”). For the avoidance of doubt, the Excluded IP Assets include, but are not limited to, the registered and unregistered rights in the name(s), trademarks, and domain names listed on Schedule 2.4(b)(i) and any Intellectual Property Rights related to titanium dioxide or to the development, production, manufacture or finishing of titanium dioxide products;

(ii) any cash or cash equivalents withdrawn from any Spinco Accounts prior to the Business Transfer Time;

(iii) any dividends declared by TCI, PHH Monomers, LLC and RS Cogen, LLC prior to the Business Transfer Time but not yet paid as of the Business Transfer Time, except to the extent included as assets in Working Capital;

(iv) except to the extent provided in Section 6.11, all insurance policies, binders and claims and rights thereunder and all prepaid insurance premiums;

(v) all Spinco Inactive Sites;

(vi) the Real Property designated as being retained by Burgundy in the sites listed or described on Schedule 2.4(b)(vi) (the “Excluded Spinco Sites”);

(vii) all Assets of any member of the Burgundy Group not included in any clauses of Section 2.4(a) above;

(viii) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by any member of the Burgundy Group; and

(ix) the Assets listed or described on Schedule 2.4(b)(ix).

The Parties acknowledge and agree that neither Spinco nor any of its Subsidiaries will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets through the Conveyance of the Spinco Entity Interests, and that if any of the Spinco Entities owns, leases or has the right to use any such Excluded Assets, such Excluded Assets must be Conveyed to Burgundy as contemplated by this Agreement.

Section 2.5 Spinco Liabilities. (a) For the purposes of this Agreement, “Spinco Liabilities” means (except as expressly set forth herein, regardless of (1) whether the facts on which such Liabilities are based occurred prior to, at or subsequent to the Business Transfer Time, (2) whether or not such Liabilities are asserted or determined prior to, at or subsequent to the Business Transfer Time, (3) where or against whom such Liabilities are asserted or determined (including any such Liabilities arising out of claims made by Burgundy’s or Spinco respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Burgundy Group or the Spinco Group), and (4) whether or not such Liabilities arise from or are alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Burgundy Group or the Spinco Group (including any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates)) the following Liabilities except as otherwise set forth below and in each case subject to Section 2.5(b):

(i) all Liabilities to the extent relating primarily to the Spinco Assets or the Eagle Business:

(ii) all trade and other accounts payable related primarily to the Eagle Business;

(iii) all operating expenses and other current Liabilities (including Liabilities for services and goods for which an invoice has not been received prior to the Business Transfer Time) related primarily to the Eagle Business;

(iv) all Liabilities under the Spinco Contracts including, to the extent provided in Section 2.7(c), the Contracts for the sole benefit of Spinco into which the Shared Contracts are separated;

(v) all Liabilities arising from commitments (in the form of issued purchase orders or otherwise), quotations, proposals and bids to purchase or acquire raw materials, components, supplies or services related primarily to the Eagle Business;

(vi) all Liabilities arising from commitments (in the form of accepted purchase orders or otherwise), quotations, proposals and bids to sell products or provide services related primarily to the Eagle Business;

(vii) all Liabilities with respect to any return, rebate, discount, credit, recall warranty, customer program, or similar Liabilities relating primarily to products of the Eagle Business;

(viii) all Liabilities for death, personal injury, advertising injury, other injury to persons or property damage relating to past, current or future use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the

Eagle Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use;

(ix) all Liabilities relating primarily to the Eagle Business or any Spinco Assets to the extent that the same constitutes a past, current or future tort, breach of Contract or violation of, or non-compliance with, any Law or any approval, consent, franchise, license, permit, registration, authorization or certificate or other right issued or granted by any Governmental Authority;

(x) all Liabilities relating to workers’ compensation, or claims for occupational health and safety, occupational disease, or occupational injury, or other claim relating to health, safety, disease or injury, with respect to any Spinco Employee or any other Person who is or was employed, hired or engaged by or to provide services to the Eagle Business;

(xi) all Liabilities relating to any Action related primarily to the Eagle Business;

(xii) all Liabilities under the Spinco Financing Arrangements and all other indebtedness for borrowed money of Spinco as of the Distribution Date;

(xiii) all indebtedness to which Burgundy is subject by virtue of its ownership interests in RS Cogen, LLC, PHH Monomers, LLC and, subject to Section 2.7(e), TCI;

(xiv) (A) all Liabilities, known or unknown, for Environmental Conditions relating primarily to activities or operations at any of the Spinco Active Sites, or otherwise existing on or under any of the Spinco Active Sites (including any Release of Hazardous Materials occurring before, at or after the Business Transfer Time that has migrated, is migrating or in the future migrates from any of the Spinco Active Sites) or any violation of Environmental Law arising out of the Eagle Business at any of the Spinco Active Sites; and (B) all Liabilities for Environmental Conditions at any third-party site relating primarily to Hazardous Materials generated by the Spinco Active Sites;

(xv) all Liabilities to the extent arising out of (A) the activities or operations of the Spinco Business or the ownership or use of the Spinco Assets after the Business Transfer Time by any member of the Spinco Group; (B) the activities or operations of any other business conducted by any member of the Spinco Group or the Grizzly Group at any time after the Business Transfer Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the Spinco Group (whether or not such act or failure to act is or was within such Person’s authority)) or (C) any of the terminated or discontinued businesses that were operated on Spinco Active Sites;

(xvi) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Spinco Group;

(xvii) all Liabilities of any member of the Spinco Group or the Grizzly Group under this Agreement or any of the Ancillary Agreements;

(xviii) all Liabilities (including Shareholder Liabilities) relating to, arising out of or resulting from any Grizzly Disqualifying Action; and

(xix) all Liabilities listed or described on Schedule 2.5(a)(xix).

A single Liability may fall within more than one of clauses (i) through (xvii) in this Section 2.5(a); such fact does not imply that (x) such Liability must be Conveyed more than once or (y) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.

(b) Notwithstanding the foregoing clause (a), the Spinco Liabilities will not in any event include any of the following Liabilities (the “Excluded Liabilities”):

(i) all Liabilities to the extent relating to, arising out of, or resulting from any Excluded Assets;

(ii) (A) all Liabilities relating to, arising out of or resulting from the contamination in the Ohio River which was the subject of or related to, directly or indirectly, sediment sampling conducted or to be conducted by or on behalf of Burgundy (along with any associated follow-up sampling or testing), as and to the extent set forth on Schedule 2.5(b)(ii), and (B) all Liabilities relating to, arising out of or resulting from Natural Resource Damages and other third party tort (only) damage claims related to the Calcasieu Estuary, other than (i) Liabilities in the Calcasieu Estuary related to Remediation, including contribution or similar claims for costs of Remediation and (ii) Liabilities arising out of any Release by the Spinco Group to the Ohio River or the Calcasieu Estuary after the Business Transfer Time (subparts (A) and (B), the “Ohio River/Calcasieu Estuary Liabilities”);

(iii) all Liabilities relating to, arising out of, or resulting from any Spinco Inactive Site, Excluded Spinco Site or Non-Spinco Business, including (A) all Liabilities relating to, arising out of, or resulting from any Environmental Conditions or any violation of Environmental Law at any such locations, and (B) all Liabilities relating to, arising out of or resulting from any Environmental Conditions at any third-party site arising from, related to or resulting from Hazardous Materials from any Spinco Inactive Sites, Non-Spinco Business or Excluded Spinco Sites (collectively subpart (A) and (B) and, together with the Excluded Liabilities in Section 2.5(b)(ii), the “Excluded Environmental Liabilities”);

(iv) all Liabilities that are expressly provided by this Agreement, the Merger Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Burgundy or any other member of the Burgundy Group;

(v) all Liabilities (including Shareholder Liabilities) relating to, arising out of or resulting from any Burgundy Disqualifying Action;

(vi) all Liabilities of the Burgundy Group constituting an obligation to defend, indemnify or hold harmless any third-party insurers that issued insurance policies to Burgundy (including without limitation any indemnity obligations that Burgundy has assumed or may assume in connection with the Chapter 11 bankruptcy reorganization of Pittsburgh Corning Corporation);

(vii) all Liabilities of the Spinco Entities that are unrelated to the Eagle Business (including Liabilities related to titanium dioxide or to the development, production, manufacture or finishing of titanium dioxide products);

(viii) all Liabilities relating to, arising out of or resulting from the indemnification of any director, officer, agent or employee of Burgundy or any of its Affiliates who was a director, officer, agent or employee of Burgundy or any of its Affiliates on or prior to the Effective Time to the extent such director, officer, agent or employee is or becomes a named defendant in (A) any shareholder derivative suit against Burgundy arising from the transactions contemplated by this Agreement or the Merger Agreement, including the One-Step Spin-Off, the Exchange Offer or the Clean-Up Spin-Off, with respect to which he or she was entitled to such indemnification pursuant to the then existing obligations or (B) any Action related to an Excluded Liability;

(ix) all Liabilities relating to, arising out of or resulting from claims for or relating to exposure to asbestos at any Real Property that is a Spinco Asset on or prior to the Business Transfer Time, whether such claim is made before or after the Business Transfer Time (“Asbestos Exposure Claim”), subject to the further terms and conditions provided in Schedule 2.5(b)(ix); and

(x) all Liabilities described on Schedule 2.5(b)(x).

The Parties acknowledge and agree that neither Spinco nor any other member of the Spinco Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the Spinco Entity Interests, and that if any of the Spinco Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed and satisfied by Burgundy as contemplated by this Agreement.

Section 2.6 Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a) Termination of Intercompany Agreements. Except as set forth in Section 2.6(b) and Section 2.6(c), Spinco, on behalf of itself and each other member of the Spinco Group,

on the one hand, and Burgundy, on behalf of itself and each other member of the Burgundy Group, on the other hand, will terminate, effective as of the Business Transfer Time, any and all Contracts between or among Spinco or any member of the Spinco Group, on the one hand, and Burgundy or any member of the Burgundy Group, on the other hand. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) Exceptions to Termination of Intercompany Agreements. Notwithstanding Section 2.6(a), the provisions of Section 2.6(a) will not apply to any of the following Contracts (or to any of the provisions thereof):

(i) any Contracts listed or described on Schedule 2.6(b)(i);

(ii) this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(iii) any Contracts to which any Person other than the Parties and their respective Affiliates is a party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Spinco Assets or Spinco Liabilities, they will be Conveyed pursuant to Section 2.1(a) or Section 2.1(b), or allocated pursuant to Section 2.7(d)); and

(iv) any Contracts to which any non-wholly owned Subsidiary of Burgundy or Spinco, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned) (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Spinco Assets or Spinco Liabilities, they will be Conveyed pursuant to Section 2.1(a) or Section 2.1(b), or allocated pursuant to Section 2.7(d)).

(c) Settlement of Intercompany Accounts. All of the intercompany receivables, payables, loans and other accounts between Spinco or any member of the Spinco Group, on the one hand, and Burgundy or any member of the Burgundy Group, on the other hand, in existence as of immediately prior to the Business Transfer Time set forth on Schedule 2.6(c) (collectively, the “Intercompany Accounts”) will be satisfied and/or settled at the Business Transfer Time.

Section 2.7 Governmental Approvals and Third-Party Consents.

(a) Obtaining Consents. To the extent that the consummation of the Spinco Reorganization or the Distribution requires any third-party Consents or Governmental Approvals (including Real Estate Approvals), the Parties will use their respective commercially reasonable efforts to obtain such Consents or Governmental Approvals, as soon as reasonably practicable; provided, however, except with respect to the Necessary Licenses, that neither party will under any circumstance be required to or shall be required to cause any member of its Group to, make any payments or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party to obtain any Consent or Governmental Approvals unless and to the extent that the member of the other Group agrees to reimburse and make whole, to such person’s reasonable satisfaction, for any payment or other accommodation made by its request. Except with respect to the Necessary Licenses, Spinco agrees that in the event that any third party or Governmental Authority requests that Burgundy make a payment or offer or grant an accommodation to obtain any third-party Consents or Governmental Approvals and Spinco or Grizzly does not agree to reimburse or make whole Burgundy in connection therewith, Spinco shall not be entitled to the benefits of the provision in, and Burgundy will not be obligated to take any efforts under, Section 2.7(d) in respect of any Spinco Asset, Spinco Liability, Excluded Asset or Excluded Liability which Conveyance is subject to such third-party Consents or Governmental Approvals. With respect to the Necessary Licenses, Spinco and Burgundy shall share equally any costs related to obtaining Consents (including any remedies related thereto whether negotiated or the result of a judicial process) to separate the Shared Contracts or assign the Necessary License, as applicable; provided, however, that if any Prime Counterparty to a Necessary License requires any payment in the nature of a license fee to be made directly to the Prime Counterparty by a Spinco Group member pursuant to a new license agreement between such Spinco Group member and such Prime Counterparty that will grant rights to such Spinco Group member in complete or partial substitution for rights of a Burgundy Group member under the Shared Contract in question (as opposed to a payment in the nature of a transfer fee or fee for granting consent), such license fee will be borne entirely by such Spinco Group member. For the avoidance of doubt, the required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide the Services (as defined in the Transition Services Agreement) will be governed by Article 3 of the Transition Services Agreement and (ii) to seek approval pursuant to the HSR Act or Foreign Competition Laws (each as defined in the Merger Agreement) and the Grizzly Stockholder Approval (as defined in the Merger Agreement) will be governed by the Merger Agreement. The obligations set forth in this Section 2.7(a) will terminate on the two-year anniversary of the Distribution Date; provided, however, with respect to Real Estate Approvals, the obligations in this Section 2.7(a) will survive in perpetuity.

(b) Transfer in Violation of Laws or Requiring Consent or Governmental Approval.

(i) If and to the extent that the valid, complete and perfected Conveyance to the Spinco Group of any Spinco Asset or Spinco Liability, or to the Burgundy Group of any Excluded Asset or Excluded Liability, would be a violation of applicable Laws or require any Consent or Governmental Approval (including Real Estate Approvals) in connection with the Spinco Reorganization, the Recapitalization or the Distribution, then subject to subpart (ii) below, the Conveyance to the Spinco Group of any such Spinco Asset or Spinco Liability, or to the Burgundy Group of any such Excluded Asset or Excluded Liability, will automatically be deferred, and no Conveyance will occur until all legal or

Contractual impediments are removed or such Consents or Governmental Approvals have been obtained. Other than the TCI Interests, the treatment of which shall be governed by Section 2.7(e), any Asset or Liability with respect to which Conveyance has been so deferred will still be considered a Spinco Asset, a Spinco Liability, an Excluded Asset, or an Excluded Liability, as applicable, and will be subject to Section 2.7(d).

(ii) Notwithstanding subpart (i), other than the TCI Interests, the treatment of which shall be governed by
Section 2.7(e), (A) Burgundy (subject to Spinco’s rights under subpart (B)) or Spinco may elect to require the immediate Conveyance of any Spinco Asset, Spinco Liability, Excluded Asset or Excluded Liability notwithstanding any requirement that a Consent or Governmental Approval be obtained or (B) with respect to Real Property that includes both a Spinco Asset and an Excluded Asset, Spinco or Burgundy may elect to require the immediate Conveyance of all such Real Property that includes both the Spinco Asset and the Excluded Asset notwithstanding any requirement that a Consent or Governmental Approval (including any Real Estate Approvals) be obtained; provided, that (A) if Spinco so elects to require the immediate Conveyance of any such Asset or Liability, any Liabilities arising from such Conveyance relating to such violation of Law or failure to secure the requisite Consent or Governmental Approval will be deemed to be Spinco Liabilities, and (B) if Burgundy so elects to require the immediate Conveyance of any such Asset or Liability, any Liabilities arising from such Conveyance relating to such violation of Law or failure to secure the requisite Consent or Governmental Approval will be deemed to be Excluded Liabilities, and (C) if Spinco and Burgundy jointly agree to immediately Convey such Asset or Liability, any Liabilities arising from such Conveyance will be shared evenly between Spinco and Burgundy and, notwithstanding any provision in Section 5.5(b) to the contrary, the defense of any Third-Party Claim relating thereto will be jointly managed by Spinco and Burgundy. The Parties will use their commercially reasonable efforts promptly to obtain any Consents or Governmental Approvals as required by Section 2.7(a) and to take the actions required by Section 2.7(d) pending removal of legal or Contractual impediments or receipt of Consents or Governmental Approvals. If and when the legal or Contractual impediments the presence of which caused the deferral of transfer of any Asset or Liability pursuant to this Section 2.7(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Asset or Liability pursuant to this Section 2.7(b) are obtained, the transfer of the applicable Asset or Liability will be effected promptly in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement(s). The obligations set forth in this Section 2.7(b) will terminate on the two-year anniversary of the Distribution Date; provided, however, with respect to Real Estate Approvals and transfers of Assets and Liabilities in connection therewith, the obligations in this Section 2.7(b) will survive in perpetuity.

(c) Shared Contracts. The Parties will use their respective commercially reasonable efforts to separate the Shared Contracts into separate Contracts effective as of the

Business Transfer Time so that from and after the Business Transfer Time Spinco Group will be entitled to rights and benefits and shall assume the related portion of Liabilities with respect to each Shared Contract to the extent related to the Eagle Business and the Burgundy Group will have the rights and benefits and shall assume the related portion of Liabilities with respect to each Shared Contract to the extent not related to the Eagle Business. Upon such separation of a Shared Contract, the separated Contract will be a Spinco Asset or Excluded Asset, as applicable. If the counterparty to any Shared Contract that is entitled under the terms of the Shared Contract to Consent to the separation of the Shared Contract in the manner set forth in this Section 2.7(c) (a “Prime Counterparty”) has not provided such Consent or if the separation of a Shared Contract has not been completed as of the Business Transfer Time for any other reason, then the Parties will use their respective commercially reasonable efforts promptly to develop and implement arrangements to make the portion of the Shared Contract related to the Eagle Business available for use by (and for the benefit of) Spinco Group and to make the portion of the Shared Contract not related to the Eagle Business available for use by (and for the benefit of) Burgundy Group, in each case in accordance with Section 2.7(d). If and when any such Consent is obtained, the Shared Contract will be separated in accordance with this Section 2.7(c). The obligations set forth in this Section 2.7(c) will terminate on the two-year anniversary of the Distribution Date. Spinco and Burgundy shall share equally any costs related to separating the Shared Contracts.

(d) Conveyances Not Consummated Prior To or At the Business Transfer Time. Other than (i) the TCI Interests, the treatment of which shall be governed by Section 2.7(e), and (ii) with respect to Real Property that requires Real Estate Approval that has not been secured or Conveyed to Spinco or a Spinco Subsidiary prior to the Business Transfer Time, the treatment of which shall be governed by Section 2.7(f), if the Conveyance of any Asset or Liability intended to be Conveyed is not consummated prior to or at the Business Transfer Time, whether as a result of the provisions of Section 2.7(b) or Section 2.7(c) or for any other reason (including any misallocated transfers subject to Section 2.3), then, insofar as reasonably possible (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions) and to the extent permitted by applicable Law, the Person retaining such Asset or Liability, as the case may be, (i) will thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof (or as otherwise determined by Burgundy and Spinco, as applicable, in accordance with Section 2.7(b) or Section 2.7(c)); and (ii) use commercially reasonable efforts to take such other actions as may be reasonably requested by the Person to whom such Asset or Liability is to be Conveyed (at the expense of the Person to whom such Asset or Liability is to be Conveyed) in order to place such Person in substantially the same position as if such Asset or Liability had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, as the case may be, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such Asset or Liability, as the case may be, are to inure from and after the Business Transfer Time to the Person to whom such Asset or Liability is to be Conveyed. Any Person retaining an Asset or a Liability due to the deferral of the Conveyance of such Asset or Liability, as the case may be, will not be required, in connection with the foregoing, to make any payments or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability. The obligations set forth in this Section 2.7(d) will terminate on the two-year anniversary of the Distribution Date.

(e) Transfer of TCI Interests. Subject to the terms set forth in Schedule 2.7(e), promptly after the date of this Agreement, Burgundy shall use its commercially reasonable efforts to take such steps as may be necessary to permit the Conveyance of the TCI Interests to Spinco at or prior to the Business Transfer Time. In the event that Burgundy does not Convey the TCI Interests at or prior to the Business Transfer Time to Spinco, the Above Basis Amount shall be reduced by the TCI Value and the TCI Interests (and any Assets relating to the TCI Interests) shall be deemed to be Excluded Assets.

(f) Failure to Secure Real Property Approvals Prior to Transfer. Notwithstanding anything to the contrary set forth herein, in the event that (i) Burgundy shall have failed to obtain a Real Estate Approval to transfer one or more Spinco Assets (whether individually or as part of Real Property that includes Excluded Assets) on or prior to the Business Transfer Date or (ii) the Parties have not exercised their respective rights under Section 2.7(b)(ii) to transfer certain Spinco Assets to Spinco or a Spinco Entity, Burgundy and the applicable Spinco Entity shall enter into a lease agreement effective as of the Business Transfer Time in a commercially reasonable form acceptable to Burgundy and such Spinco Entity (a “Temporary Lease Agreement”), pursuant to which, inter alia, such Spinco Entity shall lease from Burgundy the applicable Real Property from and after the Business Transfer Date through and until such time, if any, as Burgundy shall have received the applicable Real Estate Approval with respect to such Real Property. Upon receipt of such Real Estate Approval, the Temporary Lease Agreement shall terminate and Burgundy shall Convey the applicable Spinco Active Site to the Spinco, or its designated Subsidiary or Affiliate, pursuant to one or more applicable Burgundy Transfer Documents in the manner provided in Section 3.5 hereof. For the term of the Temporary Lease Assignment, notwithstanding any term to the contrary herein, (i) rent shall be payable in a nominal amount but the Spinco Entity that is party to the Temporary Lease Agreement shall be responsible for the payment of all taxes, insurance premiums and maintenance and operating charges with respect to the applicable Real Property thereunder from and after the Business Transfer Date, (ii) such Spinco Entity shall be allowed to continue to operate such Real Property as it has been operated prior to the Business Transfer Time in the ordinary course, and (iii) such Spinco Entity shall have the right to assign the Temporary Lease Agreement or sublet the applicable Real Property to Spinco or another Spinco Entity without Burgundy’s consent.

Section 2.8 No Representation or Warranty. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, SPINCO (ON BEHALF OF ITSELF AND MEMBERS OF THE SPINCO GROUP) ACKNOWLEDGES THAT NEITHER BURGUNDY NOR ANY MEMBER OF THE BURGUNDY GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY

WITH RESPECT TO: (A) THE CONDITION OR THE VALUE OF ANY SPINCO ASSET OR THE AMOUNT OF ANY SPINCO LIABILITY; (B) THE FREEDOM FROM ANY SECURITY INTEREST OF ANY SPINCO ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE CONVEYED TO SPINCO OR HELD BY A MEMBER OF THE SPINCO GROUP; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, SPINCO (ON BEHALF OF ITSELF AND MEMBERS OF THE SPINCO GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER WARRANTIES THAT BURGUNDY OR ANY MEMBER OF THE BURGUNDY GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS TO BE TRANSFERRED TO SPINCO (AND ALL OF THE SPINCO ASSETS HELD BY THE SPINCO ENTITIES) WILL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) AND ARE HELD “AS IS, WHERE IS” AND FROM AND AFTER THE CLOSING SPINCO WILL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN SPINCO GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH.

Section 2.9 Waiver of Bulk-Sales Laws. Each Party hereby waives compliance by each member of its Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Burgundy Group or Spinco Group, as applicable.

Section 2.10 Guarantees.

(a) On or prior to the Business Transfer Time or as soon as practicable thereafter, Spinco will (with the reasonable cooperation of the applicable member(s) of the Burgundy Group) use its reasonable best efforts to have any member(s) of the Burgundy Group removed as guarantor of or obligor for any Spinco Liability to the extent that they relate to Spinco Liabilities.

(b) On or prior to the Business Transfer Time, to the extent required to obtain a release from an agreement (including any lease of a Real Property) or a guarantee (a “Guarantee Release”) of any member of the Burgundy Group, a Spinco Subsidiary will execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is reasonably agreed to by such Spinco Subsidiary and the relevant parties to such agreement or guarantee.

(c) If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) Spinco will, and will cause the other members of the Spinco Group (including after the Effective Time, Grizzly) to indemnify, defend and hold harmless each of the Burgundy Indemnitees for any Liability arising from or relating to such guarantee and will, as agent or subcontractor for the applicable Burgundy Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) Spinco will not, and will cause the other members of the Spinco Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, Contract or other obligation for which a member of the Burgundy Group is or may be liable unless all obligations of the members of the Burgundy Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Burgundy in its sole discretion.

(d) On or prior to the Business Transfer Time or as soon as practicable thereafter, Burgundy will, at its expense, use its reasonable best efforts to have any member(s) of the Spinco Group removed as guarantor of or obligor for any Excluded Liability to the extent that they relate to Excluded Liabilities (with the reasonable cooperation of the applicable member(s) of the Spinco Group).

(e) On or prior to the Business Transfer Time, to the extent required to obtain a Guarantee Release of any member of the Spinco Group, Burgundy will execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is reasonably agreed to by Burgundy and the relevant parties to such guarantee agreement or guarantee.

(f) If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (d) and (e) of this Section 2.10, (i) Burgundy will, and will cause the other members of the Burgundy Group to, indemnify, defend and hold harmless each of the Spinco Indemnitees for any Liability arising from or relating to such agreement or guarantee and will, as agent or subcontractor for the applicable Spinco Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) Burgundy will not, and will cause the other members of the Burgundy Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, Contract or other obligation for which a member of the Spinco Group is or may be liable unless all obligations of the members of the Spinco Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Spinco in its sole discretion.

Section 2.11 Bank Accounts; Cash Balances. Burgundy and Spinco each agrees to take, or cause the respective members of their respective Groups to take, from and after the Business Transfer Time (or such earlier time as Burgundy and Spinco may agree), all actions necessary to amend all Contracts or agreements governing each bank and brokerage account owned by Spinco or any other member of the Spinco Group and used exclusively for the Eagle Business (collectively, the “Spinco Accounts”) so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by (i) Burgundy or any other member of the Burgundy Group or (ii) Spinco or any other member of the Spinco Group that is not used exclusively for the Eagle Business (the accounts described in (i) or (ii), collectively, the “Burgundy Accounts”), are delinked from the Burgundy Accounts. Burgundy and Spinco each agrees to take, or cause the respective members of their respective Groups to take, from and after the Business Transfer Time (or such earlier time as Burgundy and Spinco may agree), all actions necessary to amend all Contracts or agreements governing the Burgundy Accounts so that such Burgundy Accounts, if currently linked to a Spinco Account, are de-linked from the Spinco Accounts.

ARTICLE III

CLOSING OF THE SPINCO REORGANIZATION;

POST-CLOSING WORKING CAPITAL ADJUSTMENT

Section 3.1 Business Transfer Time. Unless otherwise provided in this Agreement or in any Ancillary Agreement, and subject to the satisfaction and waiver of the conditions set forth in Section 3.2, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article II in connection with the Spinco Reorganization will be 12:01 a.m., Eastern Time on the date that is no less than two (2) days prior to the Distribution Date (such time, the “Business Transfer Time,” and such date the “Business Transfer Date”).

Section 3.2 Conditions to the Spinco Reorganization. The obligations of Burgundy pursuant to this Agreement to effect the Spinco Reorganization are subject to the fulfillment (or waiver by Burgundy) at or prior to the Business Transfer Time of the following conditions:

(a) each of the parties to the Merger Agreement has irrevocably confirmed to each other that each condition in Article IX of the Merger Agreement to such party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) will be fulfilled at the Effective Time, or (iii) is or has been waived by such party, as the case may be;

(b) Burgundy shall have received the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling, each in form and substance reasonably satisfactory to Burgundy, and such rulings shall continue to be valid and in full force and effect (and, for the avoidance of doubt, such rulings shall not have been invalidated, modified or otherwise affected by any change in any Law on or after the date such rulings were issued by the IRS);

(c) Burgundy shall have received an opinion from Wachtell, Lipton, Rosen & Katz, counsel to Burgundy, to the effect that (i) the Distribution will be treated as satisfying the business purpose requirement described in Treasury Regulation Section 1.355-2(b)(1); (ii) the Distribution will not be treated as being used principally as a device for the distribution of earnings and profits of the distributing corporation or the controlled corporation or both under Section 355(a)(1)(B); (iii) the stock of Spinco distributed in the Distribution will not be treated as other than “qualified property” by reason of the application of Section 355(e)(1); and (iv) the Spinco Securities will constitute “securities” for purposes of the application of Section 361(a) of the Code (together with clauses (i), (ii), and (iii), the “Distribution Tax Opinion”); and

(d) Burgundy and Spinco shall have received any necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act in connection with the Distribution and such permits and authorizations shall be in effect.

Section 3.3 Recapitalization of Spinco. Burgundy and Spinco shall cause the following to occur at the Business Transfer Time:

(a) In consideration for the transfer of Assets contemplated by Section 2.1, Spinco shall:

(i) issue to Burgundy shares of Spinco Common Stock as set forth in Section 8.17 of the Merger Agreement (the “Spinco Stock Issuance”), which Spinco Common Stock, together with the 100 shares of Spinco Common Stock owned by Burgundy as of the date hereof, will constitute all of the issued and outstanding common stock of Spinco outstanding as of the Business Transfer Time;

(ii) declare a special distribution, which will be payable no later than immediately prior to the Distribution, and will be comprised of (A) an amount in cash equal to the Below Basis Amount (the “Special Below Basis Cash Distribution”), and (B) Spinco Exchange Debt in an amount equal to the Above Basis Amount, subject to adjustment as set forth in Section 2.7(e) and Section 3.7(a) or an amount in cash determined in accordance with and to the extent provided in Section 8.11(f)(v) of the Merger Agreement (the “Special Above Basis Debt/Cash Distribution,” and together with the Special Below Basis Cash Distribution, the “Special Distribution”);

(iii) pay, in accordance with Section 6.2(d) of the Employee Matter Agreement, the Grizzly True Up Amount, if any; and

(iv) assume the Spinco Liabilities in accordance with Section 2.1.

(b) Financing Arrangements. Prior to or concurrently with the Spinco Reorganization, Spinco, together with the other members of the Spinco Group, will enter into the Spinco Financing Arrangements and incur the debt contemplated thereby, all on such terms and conditions as are contemplated by the Spinco Commitment Letter and Spinco Related Letter and the Burgundy Commitment Letter and the Burgundy Related Letter, as further described in the Merger Agreement.

Section 3.4 Transfer of the Eagle Business.

(a) Agreements to be Delivered by Burgundy. On the Business Transfer Date, Burgundy will deliver, or will cause its appropriate Subsidiaries to deliver, to Spinco all of the following instruments:

(i) a Tax Matters Agreement in substantially the form attached hereto as Exhibit A (the “Tax Matters Agreement”), duly executed by the members of the Burgundy Group party thereto;

(ii) a Transition Services Agreement negotiated in good faith reflecting the form attached hereto as Exhibit B (the “Transition Services Agreement”) in accordance with Section 8.26 of the Merger Agreement, duly executed by the members of the Burgundy Group party thereto;

(iii) an Electric Generation, Distribution and Transmission Facilities Lease negotiated in good faith reflecting the form attached hereto as Exhibit C (the “Electric Generation, Distribution and Transmission Facilities Lease”) in accordance with Section 8.26 of the Merger Agreement, duly executed by the members of the Burgundy Group party thereto;

(iv) a Shared Facilities, Services and Supply Agreement negotiated in good faith reflecting the form attached hereto as Exhibit D (the “Shared Facilities, Services and Supply Agreement”) in accordance with Section 8.26 of the Merger Agreement, duly executed by the members of the Burgundy Group party thereto;

(v) a Servitude Agreement negotiated in good faith reflecting the form attached hereto as Exhibit E (the “Servitude Agreement”) in accordance with Section 8.26 of the Merger Agreement, duly executed by the members of the Burgundy Group party thereto;

(vi) a Liquid Caustic Soda Sales Agreement (Fresno) in substantially the form attached hereto as Exhibit F (the “Liquid Caustic Soda Sales Agreement (Fresno)”), duly executed by the members of the Burgundy Group party thereto;

(vii) a Liquid Caustic Soda Sales Agreement (Strongsville) in substantially the form attached hereto as Exhibit G (the “Liquid Caustic Soda Sales Agreement (Strongsville)”), duly executed by the members of the Burgundy Group party thereto;

(viii) a Hydrochloric Acid Sales Agreement - Lake Charles (Silica) in substantially the form attached hereto as Exhibit H (the “Hydrochloric Acid Sales

Agreement - Lake Charles (Silica)”), duly executed by the members of the Burgundy Group party thereto;

(ix) a Chlorine and Liquid Caustic Soda Sales Agreement (Barberton) in substantially the form attached hereto as Exhibit I (the “Chlorine and Liquid Caustic Soda Sales Agreement (Barberton)”), duly executed by the members of the Burgundy Group party thereto;

(x) a Liquid Caustic Soda Sales Agreement (Wichita Falls) in substantially the form attached hereto as Exhibit J (the “Liquid Caustic Soda Sales Agreement (Wichita Falls)”), duly executed by the members of the Burgundy Group party thereto;

(xi) a Hydrochloric Acid Sales Agreement in substantially the form attached hereto as Exhibit K (the “Hydrochloric Acid Sales Agreement”), duly executed by the members of the Burgundy Group party thereto;

(xii) a Shared Facilities Agreement (Monroeville) negotiated in good faith reflecting the form attached hereto as Exhibit L (the “Shared Facilities Agreement (Monroeville)”) in accordance with Section 8.26 of the Merger Agreement, duly executed by the members of the Burgundy Group party thereto;

(xiii) a Master Terminal Agreement in substantially the form attached hereto as Exhibit M (the “Master Terminal Agreement”), duly executed by the members of the Burgundy Group party thereto;

(xiv) all necessary Transfer Documents as described in Section 3.5 and Section 3.6; and

(xv) resignations of each of the individuals who serves as an officer or director of members of the Spinco Group as set forth on Schedule 3.4(a)(xv) in his or her capacity as such and the resignation of any other Person who will be an employee of any member of the Burgundy Group after the Business Transfer Time and who is a director or officer of any member of the Spinco Group, to the extent requested by Spinco.

(b) Agreements to be Delivered by Spinco. On the Business Transfer Date, Spinco will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Burgundy all of the following instruments:

(i) in each case where any member of the Spinco Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the Spinco Group party thereto;

(ii) all necessary Transfer Documents as described in Section 3.5 and Section 3.6; and

(iii) resignations of each of the individuals who serve as an officer or director of members of the Burgundy Group as set forth on Schedule 3.4(b)(iii) in their capacity as such and the resignations of any other Persons that will be employees of any member of the Spinco Group after the Business Transfer Time and that are directors or officers of any member of the Burgundy Group, to the extent requested by Burgundy.

Section 3.5 Transfer of Spinco Assets and Assumption of Spinco Liabilities. In furtherance of the Conveyance of Spinco Assets and the assumption of Spinco Liabilities provided in Section 2.1: (a) Burgundy will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, Conveyance and assignment, as and to the extent reasonably necessary to evidence the Conveyance of all of Burgundy’s and its Subsidiaries’ (other than Spinco and its Subsidiaries) right, title and interest in and to the Spinco Assets to Spinco and its Subsidiaries and (b) a Spinco Subsidiary will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Spinco Liabilities by the applicable Spinco Subsidiary. All of the foregoing documents contemplated by this Section 3.5 will be referred to collectively herein as the “Burgundy Transfer Documents.” For the avoidance of doubt, the obligations with respect to the Conveyance of Spinco Assets and the assumption of Spinco Liabilities provided in Section 2.1, and the execution and delivery of documents provided in this Section 3.5, does not extend to the Conveyance of, or execution of delivery of documents with respect to, any Spinco Assets that are already held as of the Business Transfer Time by a Spinco Entity (which Spinco Asset will continue to be held by such Spinco Entity) or any Spinco Liabilities that as of the Business Transfer Time are already a Liability of a Spinco Entity (which Spinco Liability will continue to be a Liability of such Spinco Entity).

Section 3.6 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 2.2: (a) Spinco will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, Conveyance and assignment as and to the extent reasonably necessary to evidence the Conveyance of all of Spinco’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Burgundy and its Subsidiaries and (b) Burgundy will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Burgundy. All of the foregoing documents contemplated by this Section 3.6 will be referred to collectively herein as the “Spinco Transfer Documents” and, together with the Burgundy Transfer Documents, the “Transfer Documents.”

Section 3.7 Working Capital Adjustment. (a) At least five (5) Business Days prior to the Business Transfer Date, Spinco, in consultation with Grizzly, will prepare and deliver to Burgundy a statement setting forth a good-faith estimate of the amount of Working Capital as of the Business Transfer Date, calculated in accordance with the Accounting Exhibit (such estimate, the “Estimated Closing Adjustment Statement”). On the Business Transfer Date, (i) if the Estimated Adjustment Payment, if any, is positive, Spinco shall pay to Burgundy the Estimated Adjustment Payment by increasing both the Below Basis Amount and the Above Basis Amount by the absolute value of the Estimated Adjustment Payment and (ii) if the Estimated Adjustment Payment, if any, is negative, Burgundy shall pay to Spinco the absolute value of the Estimated Adjustment Payment by reducing both the Below Basis Amount and the Above Basis Amount by the absolute value of the Estimated Adjustment Payment. For example, on the Business Transfer Date, if the Above Basis Amount, before adjusting for any Estimated Adjustment Payment, is $675 million and (i) the Estimated Adjustment Payment is positive $10 million, then Spinco shall pay to Burgundy the Estimated Adjustment Payment by increasing the Below Basis Amount by the absolute value of the Estimated Adjustment Payment, such that the Below Basis Amount shall be equal to $235 million (or $225 million plus $10 million), before any further adjustments in respect of the TCI Basis or any elective reduction of increase in the Below Basis Amount as provided in Section 1.8, and the Above Basis Amount shall remain equal to $675 million (or $900 million, minus $235 million, plus $10 million), before any further adjustments in respect of the TCI Value as provided in this Agreement or (ii) the Estimated Adjustment Payment is negative $10 million, then Burgundy shall pay to Spinco the absolute value of the Estimated Adjustment Payment by reducing both the Below Basis Amount and the Above Basis Amount by the absolute value of the Estimated Adjustment Payment, such that the Below Basis Amount shall be equal to $215 million (or $225 million less $10 million), before any further adjustments in respect of the TCI Basis or any elective reduction or increase in the Below Basis Amount as provided in Section 1.8, and the Above Basis Amount shall remain equal to $675 million (or $900 million, minus $215 million, minus $10 million), before any further adjustments in respect of the TCI Value as provided in this Agreement. The “Estimated Adjustment Payment” will be equal to the Working Capital as reflected on the Estimated Closing Adjustment Statement (after satisfaction of the intercompany accounts pursuant to Section 2.6(c)), minus the Target Working Capital Amount. Within 180 days following the Distribution Date, Spinco will prepare and deliver to Burgundy a statement setting forth the amount of Working Capital, as of the Business Transfer Date, calculated in accordance with the Accounting Exhibit (the “Closing Adjustment Statement”). Upon the reasonable request of Spinco, Burgundy will provide (or will cause a member of the Burgundy Group to provide) to Spinco and its accountants reasonable access to the books and records, any other information, including working papers of its accountants, and to any employees of Burgundy or any other member of the Burgundy Group necessary for Spinco to prepare the Closing Adjustment Statement, to respond to the Burgundy Objection (if any) and to prepare materials for presentation to the Accounting Firm in connection with this Section 3.7 and Burgundy will otherwise cooperate with and assist Spinco as may be reasonably necessary to carry out the purposes of this Section 3.7.

(b) For a period of sixty (60) days after delivery of the Closing Adjustment Statement, Spinco will make available to Burgundy, as reasonably requested by Burgundy, all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by Spinco to prepare the Closing Adjustment Statement and not already in the possession or under the control of Burgundy. The Closing Adjustment Statement will be binding and conclusive upon, and deemed accepted (including a waiver of objection with respect to) by, Burgundy unless Burgundy has notified Spinco in writing within sixty (60) days after delivery of the Closing Adjustment Statement of any good faith objection thereto (the “Burgundy Objection”). Any Burgundy Objection will set forth a reasonably specific description of the basis of the Burgundy Objection and the adjustments to the line items reflected on the Closing Adjustment Statement which Burgundy believes should be made. Any items not disputed during the foregoing sixty (60) day period will be deemed to have been accepted (including a waiver of objection with respect to) by Burgundy.

(c) If Burgundy and Spinco are unable to resolve any of their disputes with respect to the Closing Adjustment Statement within 30 days following Spinco’s receipt of the Burgundy Objection to such Closing Adjustment Statement pursuant to
Section 3.7(b), they will refer their remaining differences to a nationally recognized firm of independent public accountants to which Burgundy and Spinco mutually agree (the “Accounting Firm”) for a decision, which decision will be final and binding and unappealable absent fraud or willful misconduct on the Parties. The Accounting Firm will act as an expert and not an arbitrator and will address only those items in dispute, in accordance with any provisions or policies set forth herein and in accordance with the Accounting Exhibit, and for each item may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Any expenses relating to the engagement of the Accounting Firm will be shared equally by Burgundy, on the one hand, and Spinco, on the other hand.

(d) The Closing Adjustment Statement will become final and binding on the Parties upon the earliest of (i) if no Burgundy Objection has been given, the expiration of the period within which Burgundy must make its objection pursuant to
Section 3.7(b), (ii) agreement in writing by Burgundy and Spinco that the Closing Adjustment Statement, together with any modifications thereto agreed by Burgundy and Spinco and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Closing Adjustment Statement. The Closing Adjustment Statement, as submitted by Spinco if no timely Burgundy Objection has been given, as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the Accounting Firm, when final and binding on all Parties and upon which a judgment may be entered by a court of competent jurisdiction, is herein referred to as the “Final Closing Adjustment Statement.”

(e) Within five (5) Business Days following issuance of the Final Closing Adjustment Statement, the Adjustment Payment and interest thereon will be paid by wire transfer of immediately available funds to a bank account designated by Burgundy or Spinco, as the case may be. The “Adjustment Payment” will be equal to the amount of the Working Capital as reflected on the Final Closing Adjustment Statement, minus the Target Working Capital Amount, minus the amount paid pursuant to Section 3.7(a) if the Estimated Adjustment Payment was paid by Spinco to Burgundy or plus the amount paid pursuant to Section 3.7(a) if the Estimated Adjustment Payment was made by Burgundy to Spinco. The Adjustment Payment, if any, will be payable by Spinco to Burgundy, if positive, and if the Adjustment Payment is negative, an amount equal to the absolute value of such Adjustment Payment will be payable by Burgundy to Spinco. The Adjustment Payment will bear interest from the Distribution Date to the date of payment at the prime rate (as published in the Wall Street Journal, Northeastern Edition) in effect on the Distribution Date, which interest will be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest will be paid on the same date and in the same manner as such Adjustment Payment.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Form of Distribution. (a) Burgundy may elect, in its sole discretion, to effect the Distribution in the form of either (i) a One-Step Spin-Off or (ii) an Exchange Offer (including any Clean-Up Spin-Off, as set forth below).

(b) If Burgundy elects to effect the Distribution in the form of a One-Step Spin-Off, the Board of Directors of Burgundy, in accordance with applicable Law, will establish (or designate Persons to establish) a Record Date and the Distribution Date and Burgundy will establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. All shares of Spinco Common Stock held by Burgundy on the Distribution Date will be distributed to the Record Holders in the manner determined by Burgundy and in accordance with Section 4.5(b).

(c) If Burgundy elects to effect the Distribution as an Exchange Offer, Burgundy will determine the terms of such Exchange Offer, including the number of shares of Spinco Common Stock that will be offered for each validly tendered share of Burgundy Common Stock, the period during which such Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions will comply with all securities Law requirements applicable to such Exchange Offer. In the event that Burgundy’s stockholders subscribe for less than all of the Spinco Common Stock in the Exchange Offer, Burgundy will consummate the Clean-Up Spin-Off on the Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 4.1(b). The terms and conditions of any Clean-Up Spin-Off shall be as determined by Burgundy and will comply with the requirements of all applicable Laws; provided, however, that any shares of Spinco Common Stock that are not subscribed for in the Exchange Offer must be distributed to Burgundy’s stockholders in the Clean-Up Spin-Off.

Section 4.2 Manner of Distribution. (a) To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 4.5(b), each Record Holder will be entitled to receive for each share of Burgundy Common Stock held by such Record Holder a number of shares of Spinco Common Stock equal to the total number of shares of Spinco Common Stock held by Burgundy on the Distribution Date, multiplied by a fraction, the numerator of which is number of shares of Burgundy Common Stock held by such Record Holder and the denominator of which is the total number of shares of Burgundy Common Stock outstanding on the Distribution Date.

(b) To the extent the Distribution is effected as an Exchange Offer, subject to the terms thereof, in accordance with Section 4.5(b), each Burgundy stockholder may elect in the Exchange Offer to exchange a number of shares of Burgundy Common Stock held by such Burgundy stockholder for shares of Spinco Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by Burgundy and set forth in the Spinco Registration Statement; provided, however, the completion of the Exchange Offer shall be subject to a condition (which condition Burgundy may not amend or waive without the written consent of Grizzly) that no one stockholder of Spinco (individually or together with all members of any “group” as defined in the Exchange Act) after giving effect to the Exchange Offer and the Merger, hold greater than 20% of the outstanding common stock of Grizzly; provided further, however, that Burgundy may, in its sole discretion, revise the terms of the Exchange Offer, including the number of shares of Spinco Common Stock that will be offered for each validly tendered share of Burgundy Common Stock, and the Clean-Up Spin Off, such that no one stockholder of Spinco (individually or together with all members of any “group” as defined in the Exchange Act) after giving effect to the Exchange Offer and the Merger, will hold greater than 20% of the outstanding common stock of Grizzly. The terms and conditions of any Clean-Up Spin-Off will be as determined by Burgundy, subject to the provisions of Section 4.2(a), mutatis mutandis.

(c) None of the Parties, nor any of their Affiliates hereto will be liable to any Person in respect of any shares of Spinco Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 4.3 Conditions to the Distribution. The obligations of Burgundy pursuant to this Agreement to effect the Distribution will be subject to the fulfillment (or waiver by Burgundy) at or prior to the Distribution Date of the following conditions:

(a) the Spinco Reorganization has been consummated;

(b) the Recapitalization shall have occurred on the terms contemplated by this Agreement and the Merger Agreement and Burgundy shall have received the Special Distribution;

(c) Burgundy and Spinco shall have received the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling, each in form and substance reasonably satisfactory to Burgundy and Spinco, and such rulings shall continue to be valid and in full force and effect (and, for the avoidance of doubt, such rulings shall not have been invalidated, modified or otherwise affected by any change in any Law on or after the date such rulings were issued by the IRS);

(d) Burgundy shall have received the Distribution Tax Opinion;

(e) Burgundy and Spinco shall have prepared and mailed to the holders of record of Burgundy Common Stock such information concerning Spinco, its business, operations and management, the Distribution and such other matters as Burgundy shall determine and as may otherwise be required by Law; and

(f) each of the conditions to Burgundy’s obligation to effect the transactions contemplated in the Merger Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Distribution Date and other than the conditions set forth in Section 9.1(a) of the Merger Agreement).

Section 4.4 Actions Prior to Distribution. (a) Spinco will cooperate with Burgundy to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Burgundy will be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution (including the selection of investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Burgundy), and Spinco will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Burgundy in good faith. Without limiting the generality of the foregoing, Spinco will and will cause its employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Burgundy in good faith, reasonably cooperate in and take the following actions: (i) preparing and filing the registration under the Securities Act or the Exchange Act of Spinco Common Stock on an appropriate registration form or forms to be designated by Burgundy (the “Spinco Registration Statement”), (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Distribution (including any marketing efforts), which participation shall be subject to, and may be concurrent with, any such activities required with respect to the Exchange Offer, (iii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested, and (iv) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Spinco and is reasonably required in connection with the Distribution. Without limiting the foregoing, the Parties will perform the marketing activities set forth in Schedule 4.4 as provided therein.

(b) Burgundy and Spinco will prepare and mail, prior to any Distribution Date, to the holders of Burgundy Common Stock, such information concerning Spinco, Grizzly, their respective businesses, operations and management, the Distribution and such other matters as Burgundy will reasonably determine and as may be required by Law. Burgundy and Spinco will prepare, and Spinco will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Burgundy determines are necessary or desirable to effectuate the Distribution and Burgundy and Spinco will each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) Burgundy and Spinco will take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(d) Burgundy and Spinco will take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.3 to be satisfied and to effect the Distribution on any Distribution Date.

Section 4.5 Additional Matters.

(a) Tax Withholding. Burgundy, Spinco, or the transfer agent or the exchange agent in the Distribution, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b) Delivery of Certificate. Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Burgundy will deliver to the Agent, a global certificate representing the Spinco Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Burgundy stockholders that are entitled thereto. Upon a Clean-Up Spin-Off, if any, Burgundy will deliver to the Agent an additional global certificate representing the Spinco Common Stock being distributed in the Clean-Up Spin-Off for the account of the Burgundy stockholders that are entitled thereto. The Agent will hold such certificate or certificates, as the case may be, for the account of the Burgundy stockholders pending the Merger, as provided in Section 3.2 of the Merger Agreement. Immediately after the time of the Distribution and prior to the Effective Time, the shares of Spinco Common Stock will not be transferable and the transfer agent for the Spinco Common Stock will not transfer any shares of Spinco Common Stock. The Distribution will be deemed to be effective upon written authorization from Burgundy to the transfer agent or the exchange agent in the Distribution to proceed as set forth in Section 4.2.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.1 Release of Pre-Business Transfer Time Claims.

(a) Spinco Release. Except as provided in Section 5.1(c), effective as of the Business Transfer Time, Spinco will, for itself and each other member of the Spinco Group, and their respective successors and assigns, remise, release and forever discharge the Burgundy Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement the Spinco Reorganization, the Recapitalization and the Distribution. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Spinco and each member of the Spinco Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Spinco hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Burgundy Indemnitees from the Liabilities described in the first sentence of this Section 5.1(a).

(b) Burgundy Release. Except as provided in Section 5.1(c), effective as of the Business Transfer Time, Burgundy will, for itself and each other member of the Burgundy Group, and their respective successors and assigns, remise, release and forever discharge the Spinco Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement any of the Spinco Reorganization, the Recapitalization and the Distribution. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Burgundy and each member of the Burgundy Group, and their respective successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Burgundy hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Spinco Indemnitees from the Liabilities described in the first sentence of this Section 5.1(b).

(c) No Impairment. Nothing contained in Section 5.1(a) or 5.1(b) releases or will release any Person from (nor impairs or will impair any right of any Person to enforce the applicable agreements, arrangements, commitments or understandings relating thereto) the obligations under this Agreement, the Merger Agreement or any Ancillary Agreement, in each case in accordance with its terms. In addition, nothing in Section 5.1(a) or 5.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement or obligation among any members of the Burgundy Group or the Spinco Group that is specified in this Agreement, the Merger Agreement or any Ancillary Agreement as not terminating on or before Distribution Date;

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement, the Merger Agreement or any other Ancillary Agreement, or any other Liability of any member of any Group under this Agreement, the Merger Agreement or any other Ancillary Agreement;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties by third Persons, and, if applicable, the appropriate provisions of the Merger Agreement and Ancillary Agreements;

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1; or

(vi) any Liability for fraud or willful misconduct.

(d) No Actions as to Released Pre-Business Transfer Time Claims. Following the Business Transfer Time, Spinco will not, and will cause its Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Burgundy or any member of the Burgundy Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Following the Business Transfer Time, Burgundy will not, and will cause each other member of the Burgundy Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Spinco or any member of the Spinco Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) General Intent. It is the intent of each of Burgundy and Spinco, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Business Transfer Time, between or among Spinco or any member of the Spinco Group, on the one hand, and Burgundy or any member of the Burgundy Group, on the other hand (including any Contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Business Transfer Time), except as expressly set forth in Section 5.1(c). At any time, at the request of any other Party, each Party will cause each member of its Group to execute and deliver releases reflecting the provisions hereof.

Section 5.2 Indemnification by the Spinco Group. Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements, from and after the Business Transfer Time, Spinco, and each member of the Spinco Group will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Burgundy Indemnitees from and against, and will reimburse such Burgundy Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to, at or following the Business Transfer Time, out of any of the following items (without duplication):

(a) any failure of Spinco or any other member of the Spinco Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any Spinco Liabilities;

(b) any breach by Spinco or any other member of the Spinco Group of any agreement or obligation to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) the enforcement by the Burgundy Indemnitees of their rights to be indemnified, defended and held harmless under this Section 5.2.

Section 5.3 Indemnification by Burgundy. Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements, from and after the Business Transfer Time, Burgundy, and each member of the Burgundy Group will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Spinco Indemnitees from and against, and will reimburse such Spinco Indemnitee with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):

(a) any failure of Burgundy or any other member of the Burgundy Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full the Excluded Liabilities, whether prior to or after the Business Transfer Date or the date hereof;

(b) any breach by Burgundy or any other member of the Burgundy Group of any agreement or obligation to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which, including any limitations on liability contained therein, shall be controlling); and

(c) the enforcement by the Spinco Indemnitees of their rights to be indemnified, defended and held harmless under this Section 5.3.

Section 5.4 Payments; Reductions for Insurance Proceeds and Other Recoveries.

(a) Payments. Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article V will be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such

Liabilities. The indemnity agreements contained in this Article V will remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

(b) Insurance Proceeds. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 5.2 or Section 5.3 as applicable, will be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from unaffiliated third parties (and excluding any captive insurance companies of the Indemnitee or its Affiliates or any Taxing Authority) by or on behalf of such Indemnitee in respect of the related Loss (net of increased insurance premiums and charges related directly and solely to the related indemnifiable Losses and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts). The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss will not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party will make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party will be (i) entitled to a “windfall” or other benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or otherwise have any subrogation rights with respect thereto, or (ii) relieved of the responsibility to pay any claims for which it is obligated. The Indemnitee will use and will cause its Affiliates to use commercially reasonable efforts to pursue claims against applicable insurers for coverage of such Loss under such policies, subject to Section 6.11.

(c) Tax Treatment; Adjustments for Tax Benefits and Cost.

(i) In the absence of a Final Determination to the contrary and except for any interest for any period beginning after the Distribution Date, any amount payable by Spinco to Burgundy or by Burgundy to Spinco under this Agreement shall be treated for Tax purposes as a distribution or capital contribution, respectively, occurring immediately prior to the Distribution.

(ii) Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 5.2 or Section 5.3 as applicable, will be (i) decreased to take into account the present value of any Tax benefit made allowable to the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item, and (ii) increased to take into account any Tax cost of the Indemnitee (or an Affiliate thereof) arising from the receipt of the relevant indemnity payment. For purposes of this Section 5.4(c)(ii), any Tax benefit or Tax cost, as applicable, shall be determined (i) using the highest marginal rates in effect at the time of the determination, (ii) assuming the Indemnitee will be liable for such Taxes at such rate and has no Tax attributes at the time of the determination, and (iii) assuming that any such Tax benefit is used at the earliest date allowable by applicable Law. The present value referred to in the first sentence of this Section 5.4(c)(ii) shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the payment of the relevant indemnity payment.

Section 5.5 Procedures for Defense, Settlement and Indemnification of Third-Party Claims.

(a) Direct Claims. All claims made hereunder on account of indemnifiable Losses that do not involve Third-Party Claims shall be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. Notwithstanding the foregoing, the delay or failure of any Indemnitee to give notice as provided in this Section 5.5(a) will not relieve the relevant Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

(b) Third-Party Claims.

(i) Notice of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Burgundy Group or Grizzly or any of its Affiliates (including after the Spinco Reorganization, the Spinco Group) of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification under this Agreement (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 5.5 will not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

(ii) Opportunity to Defend. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within 30 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article V, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the (A) defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, (1) if Burgundy or any member of the Burgundy Group is the Indemnifying Party, reasonably be expected to affect Grizzly or any of its controlled Affiliates (including after the Merger, any member of the Spinco Group) in a materially adverse manner (for the avoidance of doubt, any Third Party Claim relating to or arising in connection with any criminal proceeding, Action, indictment, allocation or investigation against Grizzly or its Affiliates shall be deemed materially adverse), and (2) if Spinco or any member of the Spinco Group is the Indemnifying Party, reasonably be expected to affect Burgundy or any of its controlled Affiliates in a materially adverse manner (for the avoidance of doubt, any Third Party Claim relating to or arising in connection with any criminal proceeding, Action, indictment, allocation or investigation against Burgundy or its Affiliates shall be deemed materially adverse) and (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (A) and (B) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 5.5, the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 5.5, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) either of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that (I) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim, (II) provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates, or (III) in the reasonable opinion of the Indemnitee, would otherwise materially adversely affect the Indemnitee or any of its Affiliates. The Indemnitee may settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

Section 5.6 Additional Matters.

(a) Cooperation in Defense and Settlement. With respect to any Third-Party Claim for which Spinco, on the one hand, and Burgundy, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to seek to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) Certain Actions.

(i) Notwithstanding anything to the contrary set forth in Section 5.5, Burgundy may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions (excluding any Actions relating to the Ohio River/Calcesieu Liabilities, which are subject to Section 5.6(e)) pending at the Business Transfer Time which relate to or arise out of the Eagle Business, the Spinco Assets or the Spinco Liabilities if such Action primarily relates to the Excluded Assets and Excluded Liabilities and a member of the Burgundy Group is also named as a target or defendant thereunder; provided that (i) Burgundy will consult with Spinco on a regular basis with respect to strategy and developments with respect to any such Action, (ii) if Burgundy fails to take reasonable steps necessary to defend diligently such Action, Spinco may assume such defense, and Burgundy will be liable for all reasonable costs or expenses paid or incurred in connection with such defense, (iii) Spinco has the right to participate in (but, subject to clause (ii) above, not control) the defense of such Action, and (iv) Burgundy obtains the written consent of Spinco, such consent not to be unreasonably withheld or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would (x) provide for injunctive or other nonmonetary relief affecting Spinco or any of its Affiliates, or (y) in the reasonable opinion of Spinco, would otherwise materially adversely affect Spinco or any of its Affiliates or reasonably expected to result in a payment by Spinco Group in excess of $2 million. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Burgundy and Spinco will agree upon a reasonable allocation to Spinco and Spinco will be responsible for or receive, as the case may be, Spinco’ proportionate share of any such compromise, settlement, consent or judgment attributable to the Spinco Business, the Spinco Assets or the Spinco Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.

(ii) Notwithstanding anything to the contrary set forth in Section 5.5, Burgundy shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions relating to the matters set forth on Schedule 2.5(b)(ix).

(c) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article V will not be affected.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Special Provisions Related to Environmental Matters. Without limiting Section 2.5(b), but subject to the Parties entering into a written agreement with respect thereto, Spinco shall provide reasonable cooperation to enable Burgundy to satisfy its obligations relating to the Ohio River/Calcesieu Estuary Liabilities including providing reasonable access to, through and over the Natrium and Lake Charles sites that are Spinco Active Sites for Burgundy, its employees, contractors, and consultants. In the event that Spinco brings a claim for indemnification for the Ohio River/Calcesieu Estuary Liabilities against Burgundy related to the Ohio River sediments, Burgundy shall have the right, but not the obligation, to control any such Remediation; provided, however, Burgundy (i) keeps Spinco apprised of the status of the Remediation; (ii) provides drafts of any significant workplan, report, study or other deliverable before submission to a Governmental Authority or interested third party for review and comment by Spinco; and (iii) promptly provides Spinco with copies of any and all data, analyses, reports, or other documents and significant communications generated in connection with the Remediation. Burgundy shall elect to either control the Remediation of the Ohio River sediments set forth in such notice or not to control the Remediation of the Ohio River sediments in writing within thirty (30) days of receiving written notice of the Claim. Should Burgundy elect not to assume control of the Remediation of the Ohio River sediments pursuant to this section, then Spinco shall (i) keep Burgundy apprised of the status of the Remediation; (ii) provide drafts of any significant workplan, report, study or other deliverable before submission to a Governmental Authority or interested third party for review and comment by Burgundy; and (iii) promptly provide Burgundy with copies of any and all data, analyses, reports, or other documents and significant communications generated in connection with the Remediation. Subject to the satisfaction of the terms and conditions of Section 5.5(b), Burgundy may take control of all negotiations and proceedings with Governmental Agencies and relevant third parties relating to the Ohio River/Calcasieu Estuary Liabilities.

Section 5.7 Exclusive Remedy. Each of Grizzly and Burgundy is an established business entity that has been represented by experienced counsel in connection with the execution and delivery of this Agreement and the Ancillary Agreements, and intends and hereby agrees that this Article V sets forth the exclusive remedy and rights of the Parties following the Business Transfer Time in respect of the matters indemnified under this Article V, except that nothing contained in this Section 5.7 will impair any right of any Person (a) to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud or willful misconduct; (b) to specific performance under this Agreement; and (c) to equitable relief as provided in Section 7.15 hereof. In furtherance of the foregoing, each of the Parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Party in connection herewith, arising under or based upon any Law other than the right to seek indemnity pursuant to this Article V and the right to seek the relief described in clauses (a), (b) and (c) of the preceding sentence.

Section 5.8 Survival of Indemnities. The rights and obligations of Burgundy and Spinco and its Indemnitees under this Article V will survive the sale or other transfer by any Party of any Assets or businesses or the assignment by any Party of any Liabilities.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Further Assurances. Subject to the limitations of Section 2.7:

(a) In addition to the actions specifically provided for elsewhere in this Agreement, the Merger Agreement or in any Ancillary Agreement, each of the Parties hereto will cooperate with each other and use (and will cause its Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, at and after the Business Transfer Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

(b) Without limiting the generality of Section 6.1(a), where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party will use commercially reasonable efforts to cause such third Parties to provide such cooperation. If any Affiliate of Burgundy or Spinco is not a party to this Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Affiliate to be a party hereto or thereto to carry out the purpose hereof or thereof, then Burgundy or Spinco, as applicable, will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party.

Section 6.2 Agreement for Exchange of Information.

(a) Generally. Except as otherwise provided in the Transition Services Agreement, each Party, on behalf of its Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Business Transfer Time and until the later of (x) the sixth anniversary of the Business Transfer Time and (y) the expiration of the relevant statute of limitations period, if applicable, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Burgundy and Spinco agree to make its personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 6.2. The obligations set forth in this Section 6.2 with respect to the data required for worker’s compensation claim handling and filings will survive the sixth anniversary time period herein and will instead survive indefinitely. The parties agree that, after Closing, Shared Information will be subject to the confidentiality obligations in the Confidentiality Agreement as if such Information were provided prior to the Business Transfer Time.

(b) Financial Information for Burgundy. Without limitation to Section 6.2(a), until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required by Law for Burgundy to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Spinco Group were consolidated with those of Burgundy), Spinco will use its reasonable best efforts to enable Burgundy to meet its timetable for dissemination of its financial statements and to enable Burgundy’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Spinco will authorize and direct its auditors to make available to Burgundy’s auditors, within a reasonable time prior to the date of Burgundy’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Spinco and (y) work papers related to such annual audits and quarterly reviews, to enable Burgundy’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Spinco’s auditors as it relates to Burgundy’s auditors’ opinion or report and (ii) until all governmental audits are complete, Spinco will provide reasonable access during normal business hours for Burgundy’s internal auditors, counsel and other designated representatives to (x) the premises of Spinco and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Spinco and its Subsidiaries and (y) the officers and employees of Spinco and its Subsidiaries, so that Burgundy may conduct reasonable audits relating to the financial statements provided by Spinco and its Subsidiaries; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Spinco Group.

(c) Financial Information for Spinco. Without limitation to Section 6.2(a), until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), Burgundy will use its reasonable best efforts to enable Spinco to meet its timetable for dissemination of its financial statements and to enable Spinco’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Burgundy will authorize and direct its auditors to make available to Spinco’s auditors, within a reasonable time prior to the date of Spinco’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Burgundy and (y) work papers related to such annual audits and quarterly reviews, to enable Spinco’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Burgundy’s auditors as it relates to Spinco’s auditors’ opinion or report and (ii) until all governmental audits are complete, Burgundy will provide reasonable access during normal business hours for Spinco’s internal auditors, counsel and other designated representatives to (x) the premises of Burgundy and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Burgundy and its Subsidiaries and (y) the officers and employees of Burgundy and its Subsidiaries, so that Spinco may conduct reasonable audits relating to the financial statements provided by Burgundy and its Subsidiaries; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Burgundy Group.

(d) Limitations of Liability. Neither Party will have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of fraud or willful misconduct by the providing Person.

(e) Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 6.2(e) remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of its Group to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 6.2(e) and that is transferred or sold to a third-party or otherwise disposed of in accordance with this Section 6.2(e), unless required by Law to retain such materials.

(f) Record Retention. Each Party agrees to use its commercially reasonable efforts to retain all Information that relates to the operations of the Eagle Business in its possession or control at the Business Transfer Time in accordance with the policies of such Person as in effect on the Business Transfer Time or such other policies as may be adopted by such Person thereafter (provided, in the case of Spinco, that Burgundy notify Spinco of any such change). No Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement without notifying the other Party of the proposed destruction and giving the other Party the reasonable opportunity to take possession or make copies of such Information prior to such destruction. Notwithstanding the foregoing, Section 7.02 of the Tax Matters Agreement will govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto.

(g) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 6.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement, the Confidentiality Agreement and any Ancillary Agreement.

(h) Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, actually incurred in creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

(i) Production of Witnesses; Records; Cooperation.

(i) After the Business Transfer Time, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, incurred in connection therewith.

(ii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and will otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(iii) Without limiting the foregoing, the Parties will cooperate and consult to the extent reasonably necessary with respect to Third-Party Claims.

(iv) The obligation of the Parties to provide witnesses pursuant to this Section 6.2(i) is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide witnesses without regard to whether the witness or the employer of the witness could assert a possible business conflict.

(v) In connection with any matter contemplated by this Section 6.2(i), the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

(j) Restrictions. Except as expressly provided in this Agreement or the Ancillary Agreements, no Party or member of such Party’s Group hereunder grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.

Section 6.3 Privileged Matters.

(a) The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Spinco Business or the Non-Spinco Business, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 6.3. With respect to Privileged Information of Burgundy, Burgundy will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Spinco will not take any action (or permit any member of its Group to take action) without the prior written consent of Burgundy that could result in any waiver of any Privilege that could be asserted by Burgundy or any member of its Group under applicable Law and this Agreement. With respect to Privileged Information of Spinco arising after the Business Transfer Time, Spinco will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Burgundy will take no action (nor permit any member of its Group to take action) without the prior written consent of Spinco that could result in any waiver of any Privilege that could be asserted by Spinco or any member of its Group under applicable Law and this Agreement. The rights and obligations created by this Section 6.3 will apply to all Information as to which a Party or its Group would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the Spinco Reorganization, the Recapitalization or the Distribution (“Privileged Information”).

(b) Privileged Information of Burgundy and its Group includes (i) any and all Information regarding the Non-Spinco Business and the Burgundy Group (other than Information relating to the Eagle Business (“Spinco Information”)), whether or not such Information (other than Spinco Information) is in the possession of Spinco or any Affiliate thereof, (ii) all communications subject to a Privilege between counsel for Burgundy (other than counsel for the Eagle Business) (including any person who, at the time of the communication, was an employee of Burgundy or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of Grizzly, Spinco or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Burgundy, regardless of whether such employee is or becomes an employee of Spinco or any Affiliate thereof, and (iii) all Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Burgundy or its Group generated, received or arising prior to the Business Transfer Time.

(c) Privileged Information of Spinco and its Group includes (i) any and all Spinco Information, whether or not it is in the possession of Burgundy or any member of its Group, (ii) all communications subject to a Privilege between counsel for the Eagle Business (including any person who, at the time of the communication, was an employee of Burgundy or its Group in the capacity of in-house counsel, regardless of whether such employee is or remains an employee of Burgundy or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Burgundy, Spinco or any member of either Group or the Eagle Business regardless of whether such employee was, is or becomes an employee of Burgundy or any of its Subsidiaries, and (iii) all Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Spinco or its Group generated, received or arising after the Business Transfer Time.

(d) Upon receipt by Burgundy or Spinco, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Burgundy or Spinco, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Burgundy or Spinco, or any of their respective Affiliates, as the case may be, receives any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Burgundy or Spinco, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.3 or otherwise to prevent the production or disclosure of Privileged Information. Burgundy or Spinco, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third-party any of the other Party’s Privileged Information under this Section 6.3 unless (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e) Burgundy’s transfer of books and records pertaining to the Eagle Business and other Information to Spinco, Burgundy’s agreement to permit Spinco to obtain Information existing prior to the Spinco Reorganization, Spinco’s transfer of books and records pertaining to Burgundy, if any, and other Information to Burgundy and Spinco’s agreement to permit Burgundy to obtain Information existing prior to the Spinco Reorganization are made in reliance on Burgundy’s and Spinco’s respective agreements, as set forth in Section 6.2 and this Section 6.3, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Burgundy or Spinco, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 6.2 and the disclosure to Spinco and Burgundy of Privileged Information relating to the Spinco Business or the Non-Spinco Business pursuant to this Agreement in connection with the Spinco Reorganization will not be asserted by Burgundy or Spinco to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.3 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Burgundy and Spinco in, or the obligations imposed upon Burgundy and Spinco by, this Section 6.3.

Section 6.4 Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before, at or after the Business Transfer Time) involved in notarization, authentication, legalization and/or consularization of the signatures of any representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property Rights. Spinco will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property Rights to any member of the Spinco Group with any Governmental Authorities as may be necessary or appropriate.

Section 6.5 Intellectual Property Matters. Except as specifically set forth in this Section 6.5, from and after the Effective Time, Spinco will take all actions necessary to assure that no member of the Spinco Group operates the Spinco Business utilizing, based on or taking advantage of the name, reputation, Trademarks or goodwill of any member of the Burgundy Group, provided that Grizzly and members of the Spinco Group may refer to the Burgundy Group and Trademarks of the Burgundy Group in connection with describing the historical relationship of the Spinco Group to the Burgundy Group. In addition, Spinco and each member of the Spinco Group may use labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, Trademarks, product identification numbers or consumer information telephone numbers of the Burgundy Group after the Business Transfer Time; provided, that Spinco will, and will cause each member of the Spinco Group to, cease use of the labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, Trademarks, product identification numbers or consumer information telephone numbers beginning on the six (6) month anniversary of the Effective Time; provided, further, that there will be no time limit with respect to Spinco’s sale of products bearing the corporate name, Trademarks or consumer information telephone numbers or that use any packaging bearing the same included in the Spinco Inventory. The Spinco Group will use commercially reasonable efforts to cease the sale or use of such products, product labeling or packaging as promptly as reasonably practicable following the Business Transfer Time, consistent with their ordinary course of business. Spinco will, and will cause each member of the Spinco Group to, maintain quality standards for products of the Spinco Business not materially different from those maintained by the Eagle business prior to the Business Transfer Time for so long as any member of the Spinco Group continues to use any labeling, packaging, advertising, sales or promotional materials, printed stationery, brochures or literature bearing the corporate names, Trademarks, product identification numbers or consumer information telephone numbers of any member of the Burgundy Group.

Section 6.6 Assigned Domain Names. At the Business Transfer Time, the domain name registrations set forth on Schedule 2.4(a)(vi), including all content, text, descriptions, photographs, drawings, or other work comprising the associated web pages (collectively the “Assigned Domains”), shall be assigned to, and subsequently owned and maintained by, the Spinco Group. The Burgundy Group will take commercially reasonable steps to effectuate the assignment of the Assigned Domains. On or before the three (3) month anniversary of the Business Transfer Time, the Spinco Group will be required to remove any and all references to any name, Trademarks, or goodwill owned by any member of the Burgundy Group that exist on the Assigned Domain Names.

Section 6.7 Unassigned Domain Names. The domain names and web pages set forth on Schedule 2.4(b)(i) include a Trademark owned by the Burgundy Group and were used primarily for the Eagle Business prior to the Business Transfer Time (“Unassigned Domains”). The Unassigned Domains are registered in the name of the Burgundy Group and will not be assigned to the Spinco Group. However, from and after the Business Transfer Time, each member of the Spinco Group may coordinate with the Burgundy Group to redirect Internet traffic and site visits from the Unassigned Domains to a domain name or web page of its choosing. On or before the three (3) month anniversary of the Business Transfer Time, the Unassigned Domains will be disabled and the registrations will be permitted to lapse. From and after the Business Transfer Time, no member of the Spinco Group will take steps to register or utilize the Unassigned Domains or any other domain name or web page that includes a Trademark owned by the Burgundy Group.

Section 6.8 Unassigned Domain Name Content. From and after the Business Transfer Time, all right, title, and interest, including any copyrights, related to the content, text, descriptions, photographs, drawings, or other work included on the Unassigned Domains prior to the Business Transfer Time shall be the sole and exclusive property of the Spinco Group, except for any text, descriptions, photographs, drawings, or other work that primarily relates to any name, reputation, Trademarks or goodwill primarily associated with any member of the Burgundy Group.

Section 6.9 Shared IP Licenses.

(a) Notwithstanding anything in this Agreement to the contrary, each member of the Burgundy Group shall retain an irrevocable, non-terminable, perpetual, worldwide, nonexclusive, royalty-free, fully paid-up license to use the Shared Spinco IP solely and exclusively for the purpose of conducting the Burgundy Group’s business in substantially the same manner as it was conducted immediately prior to the Effective Date (the “Shared Spinco IP License”). No member of the Burgundy Group may assign or sublicense its rights under the Shared Spinco IP License to any Person other than an Affiliate thereof without Spinco’s prior written consent; provided, however, that without consent any member of the Burgundy Group may (a) assign its rights under the Shared Spinco IP License to any entity that acquires all or substantially all of the assets of such Burgundy Group member’s business; (b) assign its rights under the Shared Spinco IP License to any successor by merger, consolidation, or acquisition to a member of the Burgundy Group for the purpose of conducting such Burgundy Group member’s business; (c) sublicense its rights under the Shared Spinco IP License to any purchaser of substantially all the assets of one of the plants used in the Burgundy Business only to the extent reasonably necessary to enable such purchaser to operate such plant in the same manner as the licensed member of the Burgundy Group operated the same; and (d) assign its rights under the Shared Spinco IP License to any lender (or agent for any lender) to the owner of any such assets for collateral purposes only. Following the grant of any sublicense permitted hereinabove to the transferee of any such plant, the sublicensee may further sublicense the Shared Spinco IP to which it has been sublicensed but only together with a transfer of substantially all the assets of such plant and only to the extent reasonably necessary to enable the transferee to operate such plant in the same manner as the sublicensing Person operated the same. Any attempted assignment or sublicense in breach of this Section 6.9(a) will be null and void.

(b) At the Business Transfer Time, each member of the Burgundy Group hereby grants each member of the Spinco Group an irrevocable, non-terminable, perpetual, worldwide, nonexclusive, royalty-free, fully paid-up license to use the Shared Burgundy IP solely and exclusively for the purpose of conducting the Spinco Group’s business in substantially the same manner as it was conducted immediately prior to the Effective Date (the “Shared Burgundy IP License”). No member of the Spinco Group may assign or sublicense its rights under the Shared Burgundy IP License to any Person other than an Affiliate thereof without Burgundy’s prior written consent; provided, however, that without consent any member of the Spinco Group may (a) assign its rights under the Shared Burgundy IP License to any entity that acquires all or substantially all of the assets of such Spinco Group member’s business; (b) assign its rights under the Shared Burgundy IP License to any successor by merger, consolidation, or acquisition to a member of the Spinco Group for the purpose of conducting such Spinco Group member’s business; (c) sublicense its rights under the Shared Burgundy IP License to any purchaser of substantially all the assets of one of the plants used in the Spinco Business only to the extent reasonably necessary to enable such purchaser to operate such plant in the same manner as the licensed member of the Spinco

Group operated the same; and (d) assign its rights under the Shared Burgundy IP License to any lender (or agent for any lender) to the owner of any such assets for collateral purposes only. Following the grant of any sublicense permitted hereinabove to the transferee of any such plant, the sublicensee may further sublicense the Shared Burgundy IP to which it has been sublicensed but only together with a transfer of substantially all the assets of such plant and only to the extent reasonably necessary to enable the transferee to operate such plant in the same manner as the sublicensing Person operated the same. Any attempted assignment or sublicense in breach of this Section 6.9(b) will be null and void.

Section 6.10 Removal of Tangible Assets. (a) Except as may be otherwise provided in the Transition Services Agreement, or otherwise agreed to by the Parties, all tangible Spinco Assets that are located at any sites of Burgundy or its Subsidiaries that are not Spinco Active Sites will be moved as promptly as practicable after the Business Transfer Time from such sites, at Spinco’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Burgundy Group and to not cause damage to such facility, and such member of the Burgundy Group will provide reasonable access to such facility to effectuate same. Spinco will remove any Spinco Assets that remain at any such sites in connection with the performance of services under the Transition Services Agreement as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

(b) Except as may be otherwise provided in the Transition Services Agreement or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the Spinco Active Sites will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Burgundy’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Spinco Group and to not cause damage to such Spinco Facility, and such member of the Spinco Group will provide reasonable access to such Spinco Facility to effectuate such movement. Burgundy will remove any Excluded Assets that remain at any such Spinco Active Sites in connection with the performance of services under the Transition Services Agreement as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

Section 6.11 Insurance.

(a) Rights Under Policies. Notwithstanding any other provision of this Agreement, from and after the Business Transfer Date, none of Spinco nor any other member of the Spinco Group will have any rights whatsoever with respect to any Policies, except that Burgundy will, if requested by Spinco, use commercially reasonable efforts (as set forth in Section 5.4 above) to pursue Insurance Proceeds under Claims-Made Policies for any liabilities for which indemnification is sought from Spinco pursuant to this Agreement (to the extent such Claims-Made Policies provide coverage for such liabilities); provided that all of Burgundy’s and each member of the Burgundy Group’s reasonable costs and expenses incurred in connection with the foregoing shall be promptly paid by Spinco. All claims for Insurance Proceeds under Claims-Made Policies pursued by Burgundy will be subject to all of the terms and conditions of the applicable Claims Made Policy and Spinco shall promptly pay to Burgundy any applicable deductible or retention that applies to the Claim subject to indemnification.

(b) Commutations or Buyouts of Claims-Made Policies. Burgundy may, at any time, without Liability or obligation to Spinco (other than as set forth in this Section 6.11(b)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify or reduce the amount of coverage available under any Claims-Made Policies after the Distribution Date. In the event that any such transaction would affect or reduce the amount of Insurance Proceeds that otherwise would be available to Spinco for a claim that is subject to indemnification under this Agreement, Burgundy will give Spinco prior written notice thereof. In the event of an insurance transaction described in this section, Burgundy will pay to Spinco its equitable share (which must be determined in good faith based on the amount of premiums paid or allocated to the Eagle Business in respect of the applicable Claims-Made Policies and the effect the insurance transaction would have on Spinco’s actual or potential indemnification obligations) of any net proceeds actually received by Burgundy from the insurer under the applicable Claims-Made Policy as a result of such transaction (after deducting Burgundy’s reasonable costs and expenses incurred in connection with such action). The Tax treatment of any such payments to Spinco by Burgundy will be handled in accordance with Section 5.4(c).

(c) No Limitation to Indemnity. Nothing in this Section 6.11 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement.

Section 6.12 Right of First Refusal.

(a) If at any time and each time prior to the twenty (20) year anniversary of the Business Transfer Time, Burgundy desires to sell all or a portion of the Natrium Excess Land to a third party, Burgundy shall give notice (the “Offer Notice”) thereof to Spinco, together with the price and a summary of the other material terms and conditions pursuant to which Burgundy desires to sell all or a portion of the Natrium Excess Land. Spinco shall have the right (the “First Refusal Right”) to give to Burgundy a notice (the “Election Notice”), which shall specify that Spinco elects to purchase, as applicable, all or the portion of Natrium Excess Land proposed to be sold upon the same material terms and conditions (subject to the execution of a mutually satisfactory Contract of sale as hereinafter provided) as set forth in the Offer Notice. Spinco and Burgundy shall record in the appropriate public land records an instrument setting forth the foregoing First Refusal Right. The Election Notice must be delivered within 15 Business Days following Burgundy’s delivery to Spinco of the Offer Notice (such period is hereinafter referred to as the “Response Period”). Notwithstanding anything to the contrary in this Agreement, the First Refusal Right described in this Section 6.12 shall not be applicable to any sale of the Natrium Excess Land by Burgundy to a Subsidiary or Affiliate of Burgundy, provided, that following any such sale, such Subsidiary or Affiliate of Burgundy shall be subject in all respects to this Agreement.

(b) If Spinco shall give the Election Notice within the Response Period, Spinco and Burgundy shall promptly proceed to negotiate an agreement (the “Natrium Excess Land Agreement”) to purchase the Natrium Excess Land at the price and otherwise on all of the material terms and conditions set forth in the Offer Notice and otherwise on such other customary terms for the purchase of comparable properties, as Spinco and Burgundy may mutually agree upon.

(c) If Spinco shall fail to give an Election Notice within the Response Period, (i) Burgundy shall have the right to sell the Natrium Excess Land at the price and on other terms and conditions no less advantageous in any material respect to Burgundy than that set forth in the Offer Notice, free and clear of any rights or claims of Spinco under this Section 6.12, and (ii) provided Burgundy has not materially breached its obligations under this Section 6.12, this Section 6.12 shall terminate and be null, void and of no further force or effect; provided, that Spinco shall again have the right to exercise the First Refusal Right pursuant to the provisions of this Section 6.12 if any of the following conditions occurs: (a) the terms and conditions of sale to the third party are less advantageous in any material respect to Burgundy than set forth in the Offer Notice, or (b) the definitive agreement(s) providing for the sale are not executed and delivered with a purchaser within 120 days after the giving of the applicable Offer Notice and subsequently consummated with such purchaser within six (6) months of execution of the definitive agreements.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Expenses. Except as otherwise provided in this Agreement, each Party will be responsible for the fees and expenses of the Parties as provided in the Merger Agreement.

Section 7.2 Entire Agreement. This Agreement, the Merger Agreement and the Ancillary Agreements and the Confidentiality Agreement, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 7.3 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of Contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) is governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 7.4 Notices. All notices, requests, permissions, waivers and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

If to Burgundy or, prior to the Effective Time, Spinco:

PPG Industries, Inc. One PPG Place Pittsburgh, PA 15272
Attention:	General Counsel
Facsimile:	(412) 434-2490

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Steven A. Rosenblum
Facsimile:	(212) 403-2000

If to Spinco, a]fter the Effective Time:

Georgia Gulf Corporation 115 Perimeter Center Place, Suite 460 Atlanta, GA 30346
Attention:	Chief Executive Officer
Facsimile:	(770) 390-9673

with a copy (which shall not constitute notice) to:

Jones Day
1420 Peachtree St., N.E. Suite 800 Atlanta, GA 30309-3053
Attention:	John E. Zamer
Facsimile:	404-581-8330

or to such other address(es) as will be furnished in writing by any such party to the other party in accordance with the provisions of this Section 7.4.

Section 7.5 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements (other than the Tax Matters Agreement and Employee Matters Agreement), the provision of this Agreement shall control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement. Except as otherwise specifically provided herein, this Agreement will not apply to matters relating to Taxes or employees, employee benefits plans, and related assets and liabilities including pension and other post-employment benefit assets and liabilities, which shall be exclusively governed by the Tax Matters Agreement and Employee Matters Agreement, respectively. In the case of any conflict between this Agreement and the Tax Matters Agreement or Employee Matters Agreement, respectively, in relation to any matters addressed by the Tax Matters Agreement or Employee Matters Agreement, the Tax Matters Agreement or Employee Matters Agreement, as applicable, will prevail.

Section 7.6 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver shall be subject to the written consent of Grizzly. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 7.6(a) and will be effective only to the extent in such writing specifically set forth.

Section 7.7 Termination. This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 7.8 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. Grizzly shall be a third party beneficiary of the rights of Spinco under this Agreement and of the provisions of Section 4.2(b). As of the Effective Time, this Agreement shall be binding on Grizzly and Grizzly shall, as between Burgundy and Grizzly, be subject to the obligations and restrictions imposed on, and shall be the beneficiary of the rights of, Spinco under this Agreement. This Agreement is not made for the benefit of any Person not a Party hereto, and no Person other than the Parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except (i) as contemplated in the preceding sentence and (ii) for the provisions of Article V with respect to indemnification of Indemnitees.

Section 7.9 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group and a Party may assign or sublicense the rights granted in Section 6.9 as provided therein; provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement; provided, further, that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement; and provided, further, that Spinco may assign this agreement, without obtaining the prior written consent of Burgundy, to any lender (or agent for any lender) for collateral purposes only (and upon any assignment permitted by this proviso, the references to Spinco Group shall also apply to any such assignee unless the context otherwise acquires). Any attempted assignment or delegation in breach of this Section 7.9 will be null and void.

Section 7.10 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. References to dollar amounts are to U.S. dollars, unless otherwise specified. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Merger Agreement, or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereto hereby expressly disclaim any implied duty of good faith and fair dealing or similar concept.

Section 7.11 Severability. If any provision of this Agreement or any Ancillary Agreement, or the application of any provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement or such Ancillary Agreement, it being the intent and agreement of the parties hereto that this Agreement and any Ancillary Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

Section 7.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 7.13 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, will survive each of the Spinco Reorganization, the Recapitalization and the Distribution and will remain in full force and effect.

Section 7.14 Jurisdiction; Consent to Jurisdiction.

(a) Exclusive Jurisdiction. Except as otherwise expressly provided in any Ancillary Agreement, each of the Parties irrevocably agrees that any claim, dispute or controversy (of any and every kind or type, whether based on Contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, the Ancillary Agreements, the documents referred to in this Agreement, or any of the transactions contemplated thereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”) will be brought and determined in any federal or state court located in the State of Delaware, and each of the Parties hereto hereby irrevocably submits and consents in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 7.4. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action in respect of Covered Claims (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Laws, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14(b).

Section 7.15 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Ancillary Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, subject to Section 5.7. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 7.16 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Spinco or its Affiliates, on the one hand, nor Burgundy or its Affiliates, on the other hand, will be liable under this Agreement to the other for any punitive, exemplary, special or similar damages in excess of compensatory damages, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized effective on the day and year first above written.

PPG INDUSTRIES, INC.

By:	/s/ Charles E. Bunch
Name: Charles E. Bunch
Title: Chairman and Chief Executive Officer

EAGLE SPINCO INC.

By:	/s/ Charles E. Bunch
Name: Charles E. Bunch
Title: Chairman of the Board of Directors

[Signature Page to Separation Agreement]